Exhibit 10.26

EXECUTION VERSION

REVOLVING CREDIT AGREEMENT

Dated as of January 12, 2007

Among

KEYSTONE AUTOMOTIVE HOLDINGS, INC.,

KEYSTONE AUTOMOTIVE OPERATIONS, INC.,

as the Borrower,

The Lenders Party Hereto,

BANK OF AMERICA, N.A.,

as Administrative Agent, Collateral Agent, Issuing Bank and Swingline Lender

BANC OF AMERICA SECURITIES LLC

as

Lead Arranger and Book Manager

i

Keystone Senior Credit Agreement

Keystone Revolving Credit Agreement

Keystone Revolving Credit Agreement

Keystone Revolving Credit Agreement

SCHEDULES

I	Existing Letters of Credit
1.01A	Refinancing Indebtedness
2.01	Commitments and Pro Rata Shares
4.01	Jurisdictions of Organization and Foreign Qualifications
5.05(b)	Supplement to Interim Financial Statements
5.05(d)	Off-Balance Sheet Liabilities
5.08	Existing Real Properties
5.13	Subsidiaries and Other Equity Investments
5.21	Supply Agreements
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.08	Agreements with Affiliates
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of
A	Note
B	Interest Election Request
C	Compliance Certificate
D	Assignment and Assumption
E	Lender Addendum
F	Opinion Matters
G	Borrowing Request
H	Joinder Agreement
I	Landlord Waiver and Access Agreement
J	Borrowing Base Certificate
K	Guarantee and Security Agreement
L	LC Request

v

Keystone Revolving Credit Agreement

REVOLVING CREDIT AGREEMENT

This REVOLVING CREDIT AGREEMENT (“Agreement”) is entered into as of January 12, 2007 among KEYSTONE AUTOMOTIVE HOLDINGS, INC., a Delaware corporation (“Holdings”), KEYSTONE AUTOMOTIVE OPERATIONS, INC., a Pennsylvania corporation (the “Borrower”), each LENDER and registered assigns from time to time party hereto, and BANK OF AMERICA, N.A., as Administrative Agent and Documentation Agent.

WHEREAS, the Borrower has requested that the Lenders provide a revolving credit facility, consisting of credit in the form of Revolving Loans at any time and from time to time prior to the Revolving Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $125.0 million.

WHEREAS, the Borrower has requested that the Swingline Lender make Swingline Loans, at any time and from time to time prior to the Revolving Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $7.0 million.

WHEREAS, the Borrower has requested that the Issuing Bank issue letters of credit, in an aggregate face amount at any time outstanding not in excess of $25.0 million, to support payment obligations incurred in the ordinary course of business by the Borrower and its Subsidiaries.

WHEREAS, the proceeds of the Loans are to be used in accordance with Section 6.11.

NOW, THEREFORE, the Lenders are willing to extend such credit to the Borrower and the Issuing Bank is willing to issue letters of credit for the account of the Borrower on the terms and subject to the conditions set forth herein. Accordingly, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Accounts” means all “accounts,” as such term is defined in the UCC as in effect on the date hereof in the State of New York, in which any Person now or hereafter has rights.

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“Account Debtor” means any Person who may become obligated to another Person under, with respect to, or on account of, an Account.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advent” means Advent International Corp.

“Advent Advisory Agreement” means the Advisory Agreement dated October 30, 2003 between the Borrower and Advent, as in effect on such date.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Agents” means the Administrative Agent, the Collateral Agent, the Documentation Agent and the Syndication Agent.

“Agent-Related Persons” means the Agents, together with their Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent and the Syndication Agent, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Commitments” means, at any time, the aggregate amount of the Revolving Commitments of all Lenders.

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“Aggregate Exposures” means, at any time, the sum of (i) the aggregate Outstanding Amount of all Loans plus (ii) the LC Exposure, each determined at such time.

“Agreement” means this Credit Agreement.

“Applicable Fee” means, for any day, with respect to any Revolving Loan, the applicable percentage set forth in Annex I under the caption “Applicable Fee”.

“Applicable Margin” means, for any day, with respect to any Revolving Loan, the applicable percentage set forth in Annex I under the appropriate caption.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Banc of America Securities LLC, in its capacity as lead arranger and book manager.

“Asset Sale” means any Disposition by Holdings or any Subsidiary (including the Borrower), other than (i) Dispositions described in clauses (a), (b), (c), (d), (e) and (f) of Section 7.05, (ii) the Retail Facilities Disposition or any Non-Core Disposition, to the extent the Net Cash Proceeds thereof are applied or contractually committed to be applied within 12 months after receipt thereof to purchase assets used or useful in the business of the Borrower and its Subsidiaries or to finance a Permitted Acquisition in reliance on Section 7.02(f) and, if contractually committed but not so applied within such 12 months, then so applied within 18 months after the receipt thereof (and, at the end of such 12 or 18 month period as applicable, any amount of such Net Cash Proceeds not so applied or contractually committed to be applied shall be applied to repay the outstanding loans under the Term Loan Facility if and to the extent required pursuant to the Term Loan Facility), (iii) any Disposition or series of related Dispositions resulting in aggregate Net Cash Proceeds not exceeding (x) $1,000,000 for any single Disposition or series of related Dispositions or (y) $5,000,000 for all such Dispositions or series of related Dispositions consummated on or after the Closing Date, and (iv) any other Disposition described in Section 7.05 to the extent the Net Cash Proceeds thereof are applied or contractually committed to be applied within 12 months after receipt thereof to purchase assets used or useful in the business of the Borrower and its Subsidiaries (other than pursuant to a Permitted Acquisition) (and, at the end of such 12 or 18 month period, as applicable, any amount of such Net Cash Proceeds not so applied or contractually committed to be applied shall be applied to repay the outstanding loans under the Term Loan Facility if and to the extent required pursuant to the Term Loan Facility).

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“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D.

“Attorney Costs” means and includes all fees, expenses and disbursements of any law firm or other external counsel (including, without limitation, with respect to third parties retained by such law firm or other external counsel in connection with this Agreement) and, without duplication, all expenses and disbursements of internal counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP as if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2005, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto, which financial statements shall not be subject to any “going concern” or like qualifications or exceptions or any qualification or exception as to the scope of the audit conducted to prepare such financial statements.

“Availability Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as the Administrative Agent, from time to time determines in its Permitted Discretion.

“Bain Advisory Agreement” means the Advisory Agreement dated October 30, 2003 between the Borrower and Bain Capital, as in effect on such date.

“Bain Capital” means Bain Capital Partners, LLC.

“Bank of America” means Bank of America, N.A. and its successors.

“Bank Product Agreements” means any agreement for services provided to any Loan Party by any Lender or any of its Affiliates (other than those

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constituting a Cash Management Agreement), on account of (a) credit cards, (b) purchase cards, and (c) Swap Contracts.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means any Loan or Borrowing that bears interest based on the Base Rate.

“Base Rate Revolving Loan” means any Revolving Loan bearing interest at a rate determined by reference to the Base Rate in accordance with the provisions of Article II.

“Base Revolving Borrowing” means a Borrowing comprised of Base Rate Revolving Loans.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Revolving Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Base” means at any time, subject to adjustment as provided in Section 2.14, an amount equal to the sum of, without duplication:

(i) the book value of Eligible Accounts of the Loan Parties, net of Receivables Reserves, multiplied by the advance rate of 85%, plus

(ii) the advance rate of 85% of the Net Recovery Cost Percentage multiplied by the Cost of Eligible Inventory, net of Inventory Reserves, of the Loan Parties, minus

(iii) any Availability Reserves established from time to time by the Administrative Agent in accordance with Section 2.16:

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provided that, prior to the receipt of a satisfactory appraisal of the Inventory and completion of a field audit of the Borrowing Base as set out in Section 4.01(l) and 6.17, the Borrowing Base shall equal the lesser of:

(i) $45 million and

(ii) the sum of 50% of the book value of the Borrower’s accounts receivable and 20% of the book value of the Borrower’s Inventory.

The Borrowing Base at any time shall (subject to the proviso above) be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to the Administrative Agent and the Collateral Agent.

“Borrowing Base Certificate” means an Officers’ Certificate from the Borrower, substantially in the form of, and containing the information prescribed by, Exhibit K (or such other form approved by the Administrative Agent) delivered to the Administrative Agent setting forth the Borrower’s calculation of the Borrowing Base.

“Borrowing Request” means a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit G, or such other form as shall be approved by the Administrative Agent.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capex Basket Amount” means, for any fiscal year, an amount equal to (i) the sum of (A) $12,000,000 plus (or minus, in the case of dispositions) (B) 20% of the aggregate EBITDA Transaction Amount with respect to all Permitted Acquisitions (or dispositions) made by the Borrower and its Subsidiaries after the Closing Date and prior to the end of such fiscal year (such sum in this clause (i), the “Base Amount”) plus (ii) any portion of the Base Amount for the immediately previous fiscal year that was not expended in such previous fiscal year for Capital Expenditures (the “Carryover Amount”). Capital Expenditures shall be applied against the Carryover Amount for such fiscal year only to the extent the aggregate amount thereof exceeds the Base Amount for such fiscal year. Any Carryover Amount that is not expended in the first fiscal year in which it is available may not be carried over for expenditure in any subsequent fiscal year.

“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of Holdings and its

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Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of Holdings and its Subsidiaries for such period prepared in accordance with GAAP and (b) any Synthetic Lease Obligations incurred by Holdings and its Subsidiaries during such period; provided that Capital Expenditures for such period shall not include (i) a Permitted Acquisition permitted by Section 7.02(f), (ii) a leasehold improvement paid for by a Loan Party on premises leased by such Loan Party, but only to the extent such Loan Party has been reimbursed by the landlord under such leasehold within 60 days of the incurrence of such expenditure, (iii) any such additions to the extent financed with the Net Cash Proceeds of an Asset Sale or with Insurance Proceeds within twelve months of the receipt thereof or (iv) exchanges and trade-ins of equipment, in each case to the extent otherwise included in “Capital Expenditures” for such period.

“Cash Dominion Event” shall have the meaning set forth in Section 2.04(f).

“Cash Management Agreement” means any agreement evidencing one or more of the following types or services or facilities provided to any Loan Party by any Lender or any of its Affiliates: (a) ACH transactions, (b) cash management, including, without limitation, controlled disbursement services, (c) foreign exchange facilities, (d) credit cards, (e) deposit and other accounts and (f) merchant services (other than those constituting a line of credit).

“Change of Control” means an event or series of events by which:

(a) after an Initial Public Offering is consummated, (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time; “beneficially own” has the corresponding meaning), directly or indirectly, of a greater percentage of the Voting Securities of Holdings on a fully-diluted basis (and taking into account all such Voting Securities that such person or group has the right to acquire pursuant to any option right) than the percentage of such Voting Securities beneficially owned by the Sponsor or (ii) the Sponsor ceases to beneficially own, directly or indirectly, at least 25% of the Voting Securities of Holdings on a fully-diluted basis (and taking into account all such Voting Securities that such person or group has the right to acquire pursuant to any option right);

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(b) before an Initial Public Offering is consummated, the Sponsor ceases to be the “beneficial owner”, directly or indirectly, of at least 51% of the Voting Securities of Holdings on a fully-diluted basis (and taking into account all such Voting Securities that the Sponsor has the right to acquire pursuant to any option right);

(c) at any time from or after the consummation of an Initial Public Offering, during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Holdings or the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors);

(d) Holdings ceases to be the “beneficial owner”, directly or indirectly, of 100% of the Voting Securities of the Borrower; or

(e) the occurrence of a “Change of Control” under the Senior Subordinated Notes or the Term Loan Facility.

“Chattel Paper” means all “chattel paper,” as such term is defined in the UCC as in effect on the date hereof in the State of New York, in which any Person now or hereafter has rights.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or Swingline Commitment.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01 (or, in the case of Section 4.01(c), waived by the Person entitled to receive the applicable payment).

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“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all “Collateral”, as defined in any Security Document.

“Collateral Agent” means Bank of America in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent.

“Collateral and Guarantee Requirement” means the requirement that:

(a) the Administrative Agent shall have received from each Loan Party either (i) a counterpart of the Security Agreement duly executed and delivered on behalf of such Loan Party or (ii) in the case of any Person that becomes a Loan Party after the Closing Date, a supplement to the Security Agreement, in the form specified therein, duly executed and delivered on behalf of such Loan Party;

(b) all outstanding Equity Interests in the Borrower and its Subsidiaries owned by or on behalf of any Loan Party shall have been pledged pursuant to the Security Agreement (except that the Loan Parties shall not be required to pledge more than 66% of the outstanding voting Equity Interests in any Foreign Subsidiary) and the Administrative Agent shall have received all certificates or other instruments in existence representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) all documents and instruments, including UCC financing statements and Mortgages, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect or record such Liens to the extent, and with the priority, required by, and subject to the limitations set forth in, the Security Agreement, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording;

(d) the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 7.01, together with such endorsements, coinsurance and reinsurance as the Administrative Agent or the Required Lenders may reasonably request and (iii) such surveys, abstracts, appraisals, legal opinions and other documents as the

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Administrative Agent or the Required Lenders may reasonably request with respect to any such Mortgage or Mortgaged Property;

(e) each Loan Party shall have obtained all consents and approvals reasonably required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting of the Liens granted by it thereunder;

(f) each Loan Party shall have taken all other action reasonably required under the Security Documents to perfect, register and/or record the Liens granted by it thereunder; and

(g) any warehousemen, bailees or other similar Persons holding Collateral (including inventory) owned by the Loan Parties, shall have entered into agreements acknowledging the Transaction Liens, waiving any Liens in their favor and acknowledging the rights of the Administrative Agent under the Security Agreement.

“Commitment” means, with respect to any Lender, such Lender’s Revolving Commitment, LC Commitment or Swingline Commitment.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Commitment Letter” means the Commitment Letter dated December 6, 2006 among Bank of America, Banc of America Securities LLC, Holdings and the Borrower.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated Adjusted EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) without duplication, the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income or other similar taxes (including franchise taxes) payable by the Borrower and its Subsidiaries for such period, (iii) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income, (iv) management fees paid pursuant to the Bain Advisory Agreement or the Advent Advisory Agreement, (v) any non-capitalized transactions costs, fees and expenses incurred with respect to any Permitted Acquisition (or with respect to any prospective Permitted Acquisition which is not consummated), any one-time payments made in connection with any Permitted Acquisition, so long as such one-time payments are contemplated to be made at the time of

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consummation of such Permitted Acquisition and are set forth in the Permitted Acquisition Certificate with respect to such Permitted Acquisition and any non-capitalized transactions costs, fees and expenses incurred with respect to the transactions contemplated by this Agreement, (vi) any non-cash charges (including deferred financing fees) to the extent they will not result in a cash charge in any future period and any interest payable in kind, (vii) any extraordinary items (including losses), and (viii) any unusual and non-recurring expenses or losses but only to the extent that the amounts in this clause (viii) in the aggregate do not exceed 10% of Core EBITDA for such period, and minus (b) without duplication, the following to the extent included in calculating such Consolidated Net Income: (i) any extraordinary items (including gains), and (ii) any unusual and non-recurring income or gains but only to the extent that the amounts in this clause (ii) in the aggregate do not exceed 10% of Core EBITDA for such period, in the case of all the clauses set forth above determined in accordance with GAAP. “Core EBITDA” means, for any period, “Consolidated Adjusted EBITDA” calculated in accordance with this definition but without giving effect to clauses (a)(viii) and (b)(ii) hereof.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Adjusted EBITDA for the period of the four prior fiscal quarters ending on such date minus Capital Expenditures for such period to (b) Consolidated Fixed Charges for such period plus the amount of cash payments made during such period by the Borrower and its Subsidiaries in respect of federal, state, local and foreign income taxes.

“Consolidated Fixed Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum, without duplication, of (a) Consolidated Interest Charges for such period, (b) the aggregate amount of scheduled amortization payments of principal made during such period in respect of Long-Term Indebtedness of the Borrower and its Subsidiaries (except payments made by the Borrower or any Subsidiary to the Borrower or any Subsidiary), which payments, with respect to Indebtedness under the Term Loan Facility, shall be those made pursuant to Section 2.05(a) of the Term Loan Facility (as such amounts shall have been reduced pursuant to Section 2.05(b) thereof), and (c) the aggregate amount of principal payments (except scheduled amortization payments of principal) made during such period in respect of Long-Term Indebtedness of the Borrower and its Subsidiaries (other than the Loans and Indebtedness under the Term Loan Facility), to the extent that such payment reduced any scheduled amortization payment of principal that would have become due within one year after the date of such payment.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum, without duplication, of all Funded Indebtedness of the Borrower and its Subsidiaries on such date.

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“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all cash interest, premium payments, debt discount, charges and related fees and expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Adjusted EBITDA for the period of the four prior fiscal quarters ending on such date to (b) Consolidated Interest Charges for such period.

“Consolidated Interest Expense” means, for any period, without duplication, the total consolidated interest expense of the Borrower and its Subsidiaries for such period (calculated (i) without regard to any limitations on the payment thereof and (ii) including amortization of debt discount and deferred financing costs (other than a write-off of the unamortized portion of such amounts attributable to the Existing Credit Agreement), capitalized interest, interest paid in kind, commitment fees, letter of credit fees and net amounts payable under interest rate protection agreements, appraisal fees and fees in connection with collateral audits, determined in accordance with GAAP plus, without duplication, (a) the portion of capital lease obligations of the Borrower and its Subsidiaries representing the interest factor for such period, (b) imputed interest on Attributable Indebtedness, (c) cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Borrower or Wholly Owned Subsidiaries) in connection with Indebtedness incurred by such plan or trust, (d) all interest paid or payable with respect to discontinued operations, (e) the product of (i) all dividend payments on any series of any Preferred Stock of any Subsidiary of the Borrower (other than any Preferred Stock held by the Borrower or a Wholly Owned Subsidiary), multiplied by (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, local and foreign statutory tax rate of the Borrower and its Subsidiaries, expressed as a decimal, (f) all interest on any Indebtedness of the type described in clause (f) of the definition of “Indebtedness” with respect to the Borrower or any of its Subsidiaries and (g) the interest component on consulting agreements.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated Adjusted EBITDA for the period of the four fiscal quarters most

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recently ended for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or (b).

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries for such period determined in accordance with GAAP but excluding in any event (a) after-tax extraordinary gains or extraordinary losses; (b) after-tax gains or losses realized from (i) the acquisition of any securities, or the extinguishment or conversion of any Indebtedness or Equity Interest, of a Borrower or any of its Subsidiaries or (ii) any sales of assets (other than inventory in the ordinary course of business); (c) net earnings or loss of any other Person (other than a Subsidiary of a Borrower) in which the Borrowers or any of its Subsidiaries has an ownership interest, except (in the case of any such net earnings) to the extent such net earnings shall have actually been received by a Borrower or such Subsidiary (subject to the limitation in clause (d) below) in the form of cash dividends or distributions; (d) the net income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of its net income is not at the time of determination permitted without approval under applicable Law or under such Subsidiary’s organizational documents or any agreement or instrument applicable to such Subsidiary or its stockholders; (e) gains or losses from the cumulative effect of any change in accounting principles; (f) earnings resulting from any reappraisal, revaluation or write-up or write-down of assets; and (g) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of a Borrower or any of its Subsidiaries or is merged into or consolidated with a Borrower or any of its Subsidiaries or such Person’s assets are acquired by a Borrower or such Subsidiary. In addition, Consolidated Net Income shall be calculated without giving effect to (i) any write-off of deferred financing costs incurred as a result of the refinancing of Indebtedness, (ii) purchase accounting or similar adjustments required or permitted by GAAP, in connection with any Permitted Acquisitions, (iii) any gain or loss recognized in determining consolidated net income (or net loss) for such period in respect of pension and other post-retirement benefits and (iv) any gain or loss recognized in determining consolidated net income (or loss) for such period in respect of pension assets.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Cost” means, as reasonably determined by the Administrative Agent in good faith, with respect to Inventory, the lower of (a) cost computed on a specific identification or first in first out basis or (b) market value, provided that for

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purposes of the calculation of Borrowing Base, the Cost of Inventory shall not include (A) the portion of the cost of Inventory equal to the profit earned by any Affiliate on the sale thereof to any Loan Party, or (B) write ups or write downs in cost with respect to currency exchange rates.

“Covenant Compliance Event” shall have the meaning assigned to such term in Section 7.14.

“Credit Extension” means, as the context may require, (i) the making of a Loan by a Lender or (ii) the issuance of any Letter of Credit by the Issuing Bank or the amendment, extension or renewal of any Existing Letter of Credit; provided that “Credit Extensions” shall not include conversions and continuations of outstanding Loans.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Period” shall have the meaning assigned to such term in Section 2.11(a).

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Margin, if any, applicable to Base Rate Loans plus (c) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

“Defaulted Loan” shall have the meaning assigned to such term in Section 2.11(a).

“Defaulting Lender” shall have the meaning assigned to such term in Section 2.11(a).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

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“Documentation Agent” means a financial institution, in its capacity as documentation agent under any of the Loan Documents, appointed by Bank of America after reasonable consultation with the Borrower, or any successor documentation agent.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“EBITDA Transaction Amount” means, with respect to any Person acquired in a Permitted Acquisition or disposed of by the Borrower or any of its Subsidiaries after the Closing Date, the amount of Consolidated Adjusted EBITDA of such Person (determined as if the references to the Borrower and the Subsidiaries in the definition of Consolidated Adjusted EBITDA were references to such Person and its Subsidiaries) for the trailing 12-month period prior to the consummation of such acquisition or disposition, as relevant, all as determined on a consolidated basis for such Person.

“Eligible Accounts” shall have the meaning assigned to such term in Section 2.14(a).

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, and (ii) unless a Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed), each of which shall have complied with Section 11.15, as applicable; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Eligible Inventory” means, subject to adjustment as set forth in Section 2.14(b), items of Inventory of any Loan Party, as applicable, held for sale in the ordinary course (excluding packing or shipping materials or maintenance supplies).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders and decrees, and any and all restrictions, limits, terms or conditions contained in permits, concessions, grants, franchises, licenses, agreements or governmental restrictions, in each case relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and wastewater discharges.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines,

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penalties or indemnities), of Holdings, the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means (i) shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person or (ii) any warrants, options or other rights to acquire such shares or interests.

“Equity Investors” means the Sponsor, Advent and its Affiliates, Randolph Street Partners VI, and Bear Stearns Merchant Banking and its Affiliates, and members of senior management of the Borrower and its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Holdings or the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Holdings, the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Holdings, the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of an amendment to a Pension Plan or a Multiemployer Plan as a termination under Sections 4041 or 4041A of ERISA, as applicable, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Holdings, the Borrower or any ERISA Affiliate.

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“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Eurodollar Revolving Borrowing” means a Borrowing comprised of Eurodollar Revolving Loans.

“Eurodollar Revolving Loan” means any Revolving Loan bearing interest at a rate determined by reference to the Eurodollar Rate in accordance with the provisions of Article II.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Availability” means at any time (a) the lesser of (i) the Aggregate Commitments at such time and (ii) the Borrowing Base minus (b) the Aggregate Exposures, in each case determined at such time.

“Excess Availability Requirements” means Excess Availability equals or exceeds the greater of (x) 10% of the then-applicable Borrowing Base and (y) $8

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million (or if the Revolving Commitments are increased in accordance with the provisions of Section 2.16, an adjusted amount increased in proportion to the increase in the aggregate Revolving Commitments).

“Existing Credit Agreement” means that certain Credit Agreement dated as of October 30, 2003 among Holdings, the Borrower, any Lenders party thereto, Bank of America, as administrative agent, UBS Securities LLC, as Syndication Agent, PNC Bank, National Association, as Documentation Agent and Banc of America Securities LLC, as Lead Arranger and Book Manager and a syndicate of lenders, as in effect immediately prior to the Closing Date.

“Existing Letters of Credit” means those Letters of Credit issued under the Existing Credit Agreement described on Schedule I hereto.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated December 6, 2006, among Holdings, the Borrower, the Administrative Agent and the Arranger.

“Foreign Lender” has the meaning specified in Section 11.15(a)(i).

“Foreign Subsidiary” means any Subsidiary that (i) is not organized under the laws of the United States, any State or the District of Columbia or any political subdivision thereof and (ii) is a “controlled foreign corporation” under the Code.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Fees” shall have the meaning assigned to such term in Section 2.05(c)(ii).

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

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“Funded Indebtedness” of any Person means (a) the outstanding principal amount of all obligations of such Person, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness of such Person, (c) all direct obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade accounts payable and other accrued non-debt liabilities in the ordinary course of business), (e) Attributable Indebtedness of such Person in respect of capital leases and Synthetic Lease Obligations, (f) without duplication, all Guarantees of such Person with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than such Person or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person or any Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person or such Subsidiary; provided that “Funded Indebtedness” shall not include any earnouts or other amounts constituting the payment of deferred purchase price with respect to any Permitted Acquisition permitted pursuant to Section 7.02(f) and the amount of which is based on, or calculated by reference to, bona fide financial or other operating performance, unless and until such earnouts or other amounts would be reflected as a liability on the balance sheet of such Person in accordance with GAAP if such balance sheet were prepared at such time.

“Funding Default” shall have the meaning assigned to such term in Section 2.11(a).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of

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guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or such other obligation of any other Person, whether or not such Indebtedness or such other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, Holdings and each Domestic Subsidiary of the Borrower.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent on behalf of the Lenders pursuant to the Security Agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdings” has the meaning specified in the introductory paragraph hereto.

“Holdings Administrative Advances” means any unsecured loans or advances made by the Borrower to Holdings so long as the proceeds thereof are used for general administrative costs and expenses incurred by Holdings to the extent attributable to its capacity as a holding company of the Borrower.

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“Increase Effective Date” shall have the meaning assigned to such term in Section 2.15(b).

“Increased-Cost Lender” has the meaning specified in Section 11.16(a)(i).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable and other accrued non-debt liabilities in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases and Synthetic Lease Obligations; and

(g) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Liabilities” has the meaning specified in Section 11.05.

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“Indemnitees” has the meaning specified in Section 11.05.

“Information” has the meaning specified in Section 11.08.

“Initial Public Offering” means an initial primary underwritten public offering of the common stock of Holdings at any time after the Closing Date, other than any public offering or sale pursuant to a registration statement on Form S-4, S-8 or a comparable or successor form.

“Insurance Proceeds” means any proceeds received from insurance maintained by or on behalf of Holdings or any Subsidiary (including the Borrower) and relating to claims with respect to losses of Holdings or such Subsidiary (including the Borrower), whether such proceeds are payable to Holdings, such Subsidiary (including the Borrower) or to the Administrative Agent, net of amounts of the type described in clauses (A), (B) and (C) of clause (ii) of the definition of “Net Cash Proceeds” with respect to the loss giving rise to receipt of such proceeds.

“Intercreditor Agreement” means the Intercreditor Agreement dated January 12, 2007 between the Agent and the Term Loan Facility Agent.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit B or such other form approved by Administrative Agent.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Loan Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Loan, the last Business Day of each month and the Loan Maturity Date; and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any Eurodollar Revolving Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three, or six months thereafter (or if available to all Lenders nine or twelve months thereafter), as the Borrower may elect; provided that

(a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day;

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(b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing; and

(c) no Interest Period shall extend beyond the Revolving Maturity Date.

“Inventory” means all “inventory,” as such term is defined in the UCC as in effect on the date hereof in the State of New York, wherever located, in which any Person now or hereafter has rights.

“Inventory Appraisal” means (a) on the Closing Date, the audit prepared by Great American Group dated December 2006 and (b) thereafter, the most recent inventory appraisal conducted by an independent appraisal firm and delivered pursuant to Section 2.11 hereof.

“Inventory Reserves” means such reserves against Inventory as may be established from time to time by the Administrative Agent, in its Permitted Discretion.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.18.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means, as the context may require, (a) Bank of America, with respect to Letters of Credit issued by it; (b) any other Lender that may become an Issuing Bank pursuant to Sections 2.13(i) and 2.13(k), with respect to Letters of Credit issued by such Lender; (c) with respect to the Existing Letters of Credit, the Lender which issued each such Letter of Credit, or (d) collectively, all of the foregoing.

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“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit H or such other form approved by the Administrative Agent.

“Landlord Lien Reserve” shall have the meaning assigned to such term in Section 2.16(a)(i).

“Landlord Lien Waiver and Access Agreement” means a Landlord Lien Waiver and Access Agreement, substantially in the form of Exhibit I or such other form approved by the Administrative Agent.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LC Collateral Account” means a collateral account in the form of a deposit account established and maintained by the Collateral Agent for the benefit of the Secured Parties, in accordance with the provisions of Section 11.01.

“LC Commitment” means the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.13.

“LC Disbursement” means a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all LC Disbursements that have not yet been reimbursed at such time. The LC Exposure of any Revolving Lender at any time shall mean its Pro Rata Percentage of the aggregate LC Exposure at such time.

“LC Participation Fee” shall have the meaning assigned to such term in Section 2.05(c)(i).

“LC Request” means a request by the Borrower in accordance with the terms of Section 2.13(b) and substantially in the form of Exhibit L, or such other form as shall be approved by the Issuing Lender.

“Lender Addendum” means an instrument, substantially in the form of Exhibit E, by which a Lender becomes a party to this Agreement as of the Closing Date.

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“Lenders” means (a) the financial institutions that have become a party hereto on the Closing Date (other than any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any financial institution that has become a party hereto pursuant to an Assignment and Acceptance. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letters of credit issued or to be issued by an Issuing Bank for the account of the Borrower or any of its Subsidiaries pursuant to Section 2.13, including each Existing Letter of Credit.

“Letter of Credit Expiration Date” means the date which is five (5) Business Days prior to the Revolving Maturity Date.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing). For the avoidance of doubt, “Lien” shall not be deemed to include any license of IP Rights.

“Loan Documents” means this Agreement, each Note, the Fee Letter, the Intercreditor Agreement and the Security Documents.

“Loan Parties” means, collectively, the Borrower, Holdings and each other Guarantor.

“Loans” means advances made to or at the instructions of the Borrower pursuant to Article II hereof and may constitute Revolving Loans or Swingline Loans.

“Long-Term Indebtedness” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, properties or financial condition of the Loan Parties taken as a whole; (b) a material impairment of the rights of or benefits or remedies taken as a whole (including value of Collateral and perfection and priority of Liens in favor of the Collateral Agent (for its benefit and the benefit of the other Secured Parties)) available to the Lenders or the

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Administrative Agent under the Loan Documents or the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of the Loan Documents.

“Maximum Rate” has the meaning specified in Section 11.10.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Secured Obligations. Each Mortgage must be reasonably satisfactory in form and substance to the Administrative Agent.

“Mortgaged Property” means each parcel of real property and improvements thereto owned by a Loan Party that is either (i) identified as a Mortgaged Property on Schedule 5.08 or (ii) subject to a Transaction Lien granted after the Closing Date pursuant to Section 6.12 or 6.13.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Holdings, the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means with respect to any Disposition, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such Disposition (including any cash received by way of deferred payment pursuant to, or by monetization of or other cash realization upon, a note receivable or other non-cash consideration, but only as and when so received) over (ii) the sum of (A) the principal, interest, premiums, penalties and other amounts due under any Indebtedness that is secured by such asset and that is required to be repaid in connection with such event (other than Indebtedness under the Loan Documents), (B) the out-of-pocket expenses incurred by the Borrower or any Subsidiary in connection with any Disposition, (C) taxes reasonably estimated to be actually payable with respect to the taxable year in which such Disposition occurred as a result of any gain recognized in connection therewith and (D) amounts reasonably expected to be payable prior to the Revolving Maturity Date pursuant to customary escrow arrangements, purchase price adjustments or indemnification agreements in connection with any Asset Sale (as estimated in good faith by a Responsible Officer of the applicable Loan Party and set forth in a certificate delivered to the Administrative Agent prior to the consummation of such Disposition).

“Net Recovery Cost Percentage” means the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the blended

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recovery on the aggregate amount of the Eligible Inventory at such time on a “net orderly liquidation value” basis as set forth in the most recent Inventory Appraisal received by Collateral Agent in accordance with Section 6.17, net of operating expenses, liquidation expenses and commissions reasonably anticipated in the disposition of such assets, and (b) the denominator of which is the original Cost of the aggregate amount of the Eligible Inventory subject to appraisal.

“Non-Consenting Lender” has the meaning specified in Section 11.16(a)(iii).

“Non-Core Disposition” means any Disposition of non-core assets (including real estate) acquired pursuant to a Permitted Acquisition.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit A.

“Obligations” means (i) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan and (ii) all obligations of any Loan Party arising under any Swap Contracts to which a Lender, the Administrative Agent or any of their respective Affiliates is a party, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Off-Balance Sheet Liabilities” means, with respect to any Person as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP: (a) with respect to any asset securitization transaction (including any accounts receivable purchase facility) (i) the unrecovered investment of purchasers or transferees of assets so transferred, and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of such Person or any of its Subsidiaries in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and that neither (x) have the effect of limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred nor (y) impair the characterization of the transaction as a true sale under applicable Laws (including Debtor Relief Laws); (b) the monetary obligations under any financing lease or so-called “synthetic,” tax retention or off-balance sheet lease transaction which, upon the application of any Debtor Relief Law to such Person or any of its

Keystone Revolving Credit Agreement

Subsidiaries, would be characterized as indebtedness; or (c) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person and its Subsidiaries.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Liabilities” means outstanding liabilities with respect to or arising from (a) any Cash Management Agreements and/or (b) any Bank Product Agreements.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“ownership interests” has the meaning specified in Section 4.01(e).

“Participant” has the meaning specified in Section 11.07(d).

“Payment Conditions” means, at the time of determination with respect to any specified transaction or payment, that (i) no Specified Default then exists or would arise as a result of entering into such transaction or the making of such payment and (ii) the Borrower has demonstrated to the reasonable satisfaction of the Administrative Agent that, on a pro-forma basis for the 12 months following and after giving effect to such transaction or payment, (A) average monthly Excess Availability for such period is expected to be not less than 30% of the Borrowing Base and (B) the Consolidated Fixed Charge Coverage Ratio (determined for the then most recent Test Period that would exist at the end of such 12 month period) is not less than 1.1:1.0.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or

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any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Perfection Certificate” means a certificate in the form of Exhibit E to the Security Agreement or any other form approved by the Administrative Agent.

“Permitted Acquisition” means the purchase or other acquisition of capital stock or other securities of another Person or of assets of another Person that constitute a business unit; provided that (i) prior to and after giving effect to such purchase or acquisition, no Default with respect to any obligation described in Section 8.01(a) or any covenant or agreement described in Section 8.01(b), and no Event of Default under any other clause of Section 8.01, in each case calculated on a pro-forma basis in accordance with Section 7.15(b) after giving effect to such purchase or other acquisition, shall have occurred and be continuing and (ii) the Borrower shall have delivered to the Administrative Agent at least five Business Days prior to the date of proposed consummation of such purchase or other acquisition, a Permitted Acquisition Certificate.

“Permitted Acquisition Certificate” means, with respect to any Permitted Acquisition, a certificate of a Responsible Officer certifying compliance with the conditions set forth in clause (i) of the definition thereof with respect to such Permitted Acquisition, and setting forth (i) a calculation in reasonable detail of compliance with any applicable basket amounts in Section 7.02(f), (ii) at the Borrower’s option, any one-time payments contemplated to be made at the time of the consummation of such Permitted Acquisition, and (iii) at the Borrower’s option, synergies or cost reductions as reasonably estimated by the Borrower in good faith and on the basis of reasonable assumptions to be realized within 12 months of the date of consummation of such Permitted Acquisition.

“Permitted Discretion” means the Administrative Agent’s or the Collateral Agent’s reasonable judgment exercised in good faith based upon (i) its consideration of any factor which the Administrative Agent or Collateral Agent believes in good faith: (a) will or could adversely affect the value of any Collateral, the enforceability or priority of the Collateral Agent’s Liens thereon or the amount which the Collateral Agent and the Lenders would be likely to receive (after giving consideration to delays in payment, costs of enforcement and claims that the Administrative Agent determines in its reasonable judgment will need to be satisfied in connection with the realization upon any Collateral) in the liquidation of such Collateral; (b) suggests that any collateral report or financial information delivered to the Agents, by or on behalf of, the Borrower is incomplete, inaccurate or misleading in any material respect; or (c) materially increases the likelihood of a bankruptcy, reorganization or other insolvency proceeding involving the Borrower or any of its Subsidiaries or any of the

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Collateral; and (ii) its consideration of the Loan Parties’ obligations with respect to Bank Product Agreements and Cash Management Agreements. The parties agree that there is a rebuttable presumption that the Agents have acted in good faith in their determination of Permitted Discretion.

“Permitted Investments” means investments in:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(b) marketable direct obligations issued by any State or any political subdivision or public instrumentality thereof, in each case maturing within one year from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) commercial paper maturing within 360 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(d) certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any State thereof, or any United States branch of a bank that is organized under the laws of another jurisdiction, in each case which has a combined capital and surplus and undivided profits of at least $500,000,000;

(e) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (d) above;

(f) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $500,000,000; and

(g) mutual funds that invest substantially all of their assets in securities of the types described in clauses (a) through (f) above.

“Permitted Refinancing” has the meaning set forth in Section 7.03(q).

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“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower.

“Pre-Commitment Information” means all information (including financial projections) that was provided to the Arrangers or any of the Lenders by the Sponsor, Holdings, the Borrower, the Subsidiaries or any of their respective representatives (or on their behalf) prior to the date of the Commitment Letter in connection with any aspect of the Transaction.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference Equity Interests (however designated) of such Person whether now outstanding or issued after the Closing Date.

“Pro Rata Percentage” of any Revolving Lender at any time means the percentage of the total Revolving Commitment represented by such Lender’s Revolving Commitment.

“Pro Rata Share” means with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Exposure of such Lender at such time and the denominator of which is the amount of the Exposures at such time. The initial Pro Rata Shares of each Lender are set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Receivables Reserves” means such reserves as may be established with respect to Accounts from time to time by the Administrative Agent, in its Permitted Discretion.

“Refinancing” means the repayment of the Indebtedness of the Borrower and its Subsidiaries listed on Schedule 1.01A.

“Register” has the meaning specified in Section 11.07(c).

“Replacement Lender” has the meaning specified in Section 11.16(b)(ii).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, at any time, Lenders having Revolving Commitments aggregating more than 50% of the aggregate Revolving Commitments, or if the Revolving Commitments have been terminated, Lenders

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whose percentage of Revolving Exposure represents at least a majority of the sum of all Revolving Exposure; provided that Revolving Exposures or Revolving Commitments held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserves” means all (if any) Receivables Reserves, Inventory Reserves and Availability Reserves.

“Responsible Officer” means, with respect to any Person, the chief executive officer, president or chief financial officer of such Person and, solely for purposes of completing and signing any notice or certificate described in Sections 2.02(a), 4.01(a)(iv) or 4.01(a)(ix), the treasurer, director of financial planning or controller of such Person. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in Holdings, the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, (ii) any voluntary or optional payment of principal in respect of Indebtedness (other than (A) any such prepayment of Indebtedness under the Loan Documents and (B) any such prepayment in connection with a refinancing or replacement of such Indebtedness otherwise permitted hereunder) or (iii) so long as any Event of Default exists or would result therefrom, any mandatory payment of principal, or offer of payment, in respect of Indebtedness subordinated in right of payment to the Obligations.

“Retail Facilities Disposition” means a Disposition of the retail operations of the Borrower and its Subsidiaries.

“Retail Facilities Proceeds Account” means the account established pursuant to the Security Agreement and designated as the “Retail Facilities Proceeds Account.”

“Revolving Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Borrowing” means a Borrowing comprised of Revolving Loans.

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“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans hereunder up to the amount set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.07. The aggregate amount of the Lenders’ Revolving Commitments on the Closing Date is $125.0 million. The aggregate amount of the Lenders’ Revolving Commitments may be increased as set forth in Section 2.15.

“Revolving Exposure” means, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure, plus the aggregate amount at such of such Lender’s Swingline Exposure.

“Revolving Lender” means a Lender with a Revolving Commitment.

“Revolving Loans” means a Loan made by the Lenders to the Borrower pursuant to Section 2.01(a).

“Revolving Maturity Date” means January 12, 2012.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” has the meaning specified in Section 1 of the Security Agreement.

“Secured Parties” has the meaning specified in Section 1 of the Security Agreement.

“Security Agreement” means the Guarantee and Security Agreement among the Loan Parties and the Administrative Agent, substantially in the form of Exhibit M.

“Security Documents” means the Security Agreement, the Intercreditor Agreement, the Mortgages and each other security agreement, instrument or document executed and delivered pursuant to Section 6.12 or 6.13 to secure any of the Secured Obligations.

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“Seller Note” means, collectively, each of the promissory notes dated December 23, 2005 between Holdings and the holder thereof.

“Senior Subordinated Notes” means senior subordinated unsecured notes of the Borrower issued on October 30, 2003 in an aggregate principal amount of up to $175,000,000.

A Person is “Solvent” if (a) the fair value of the assets of such Person, at a fair valuation, exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of such Person exceed the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such Person is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) such Person does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and proposed to be conducted.

“Special Agent Advance” shall have the meaning assigned to such term in Section 9.13.

“Specified Default” means the occurrence of any Event of Default specified in Article 8, clauses (a), (b) (but only with respect to Section 6.10(a), 6.11, 6.16 or 7.14), (c) (but only with respect to Section 2.04(f) or 6.07) or (d) (but only with respect to any representation made or deemed to be made by or on behalf of any Loan Party in any Borrowing Base Certificate or any certificate of a Financial Officer accompanying any financial statement).

“Specified Transaction” means (a) any disposition of all or substantially all the assets of or all the Equity Interests of any Subsidiary or of any division or product line of a Borrower or any of its Subsidiaries, (b) any Permitted Acquisition, (c) any proposed incurrence of Indebtedness or (d) the proposed making of a dividend permitted hereunder.

“Sponsor” means (i) Bain Capital, LLC and (ii) any fund that is managed or administered by Bain Capital, LLC or one of its Affiliates.

“Subordinated Debt Documents” means the indenture under which the Senior Subordinated Notes are issued and all other instruments, agreements and other documents evidencing or governing the Senior Subordinated Notes or providing for any Guarantee or other right in respect thereof.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests

Keystone Revolving Credit Agreement

having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s).

“Swingline Commitment” means the commitment of the Swingline Lender to make loans pursuant to Section 2.12, as the same may be reduced from time to time pursuant to Section 2.07 or Section 2.12.

“Swingline Exposure” means at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” means Bank of America.

“Swingline Loan” means any Loan made by the Swingline Lender pursuant to Section 2.12.

“Syndication Agent” means a financial institution, in its capacity as syndication agent under any of the Loan Documents, appointed by Bank of

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America after reasonable consultation with the Borrower or any successor syndication agent.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” has the meaning specified in Section 3.01(a).

“Term Loan Facility” means the Term Credit Agreement dated as of January 12, 2007 between Holdings, the Borrower and Bank of America, as Administrative Agent, Syndication Agent, Collateral Agent and Documentation Agent as amended from time to time, provided that the aggregate principal amount of all financing thereunder does not exceed $225,000,000.

“Term Loan Facility Agent” means the Administrative Agent, the Collateral Agent, the Documentation Agent and the Syndication Agent, each as defined in the Term Loan Facility.

“Terminated Lender” has the meaning specified in Section 11.16(a).

“Test Period” shall have the meaning assigned to such term in Section 7.14

“Threshold Amount” means $10,000,000.

“Transaction” means, collectively, (i) the entering into of this Agreement and the funding of the Loans, (ii) the entering into of the Term Loan Facility and the funding of loans in connection therewith, (iii) the Refinancing and (iv) all transactions related hereto or thereto.

“Transaction Liens” means the Liens on Collateral granted by the Loan Parties under the Security Documents.

“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurodollar Rate or the Base Rate.

“UCC” has the meaning specified in Section 1 of the Security Agreement.

“United States” and “U.S.” mean the United States of America.

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“Voting Securities” means, with respect to any Person, Equity Interests of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person.

“Wholly Owned Subsidiary” means, as to any Person, (a) any corporation 100% of whose Equity Interests (other than directors’ qualifying shares or nominal shares required to be held by someone other than such Person under Applicable Law) is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person have a 100% equity interest at such time.

Section 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03. Accounting Terms. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all

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financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) If at any time any change in GAAP or in the application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change (subject to the approval of the Required Lenders); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP as applied prior to such change.

(c) Notwithstanding anything to the contrary contained herein, financial ratios and other financial calculations pursuant to this Agreement shall, following any Specified Transaction, be calculated on a Pro Forma Basis with Pro Forma Adjustments in accordance with Section 7.15. In addition, the financial ratios and related definitions set forth in the Loan Documents shall be computed to exclude (i) the effect of purchase accounting adjustments, including the effect of any non-cash items resulting from any amortization, write-up, write-down or write-off of assets (including intangible assets, goodwill and deferred financing costs in connection with any Permitted Acquisition or any merger, consolidation or similar transaction not prohibited by this Agreement), (ii) the application of FAS 133, FAS 150 or FAS 123r (to the extent that the pronouncements in FAS 123r result in recording an equity award as a liability on the consolidated balance sheet of Holdings and its Subsidiaries in the circumstance where, but for the application of the pronouncements, such award would have been classified as equity), (iii) any mark-to-market adjustments to any derivatives (including embedded derivatives contained in other debt or equity instruments under FAS 133), (iv) any non-cash compensation charges resulting from the application of FAS 123r and (v) the application of FAS 146.

Section 1.04. Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05. References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions,

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supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07. Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit (including any amendments thereto) after giving effect to all increases thereof contemplated by such Letter of Credit, whether or not such maximum face amount is in effect at such time.

ARTICLE 2

THE CREDITS

Section 2.01. Commitments and Borrowing Base Determination.

(a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Revolving Loans to the Borrower, at any time and from time to time after the Closing Date until the earlier of one Business Day prior to the Revolving Maturity Date and the termination of the Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Exposure exceeding the lesser of (A) such Lender’s Revolving Commitment, and (B) such Lender’s Pro Rata Percentage multiplied by the Borrowing Base then in effect. Within the limits set forth above and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans.

(b) The Administrative Agent shall (i) promptly notify the Borrower in writing (including via e-mail) whenever it determines that the Borrowing Base set forth on a Borrowing Base Certificate differs from the Borrowing Base, (ii) discuss the basis for any such deviation and any changes proposed by the Borrower, including the reasons for any impositions of or changes in Reserves or any change in advance rates with respect to Eligible Accounts (in the Administrative Agent’s Permitted Discretion and subject to Section 2.14(a)) or eligibility criteria, with the Borrower, (iii) consider, in the exercise of its Permitted Discretion, any additional factual information provided by the Borrower relating to the determination of the Borrowing Base and (iv) promptly

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notify the Borrower of its decision with respect to any changes proposed by the Borrower. Pending a decision by the Administrative Agent to make any requested change, the initial determination of the Borrowing Base by the Administrative Agent shall continue to constitute the Borrowing Base.

Section 2.02. Loans.

(a) Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.02(f), Loans (other than Swingline Loans) comprising any Borrowing shall be in an aggregate principal amount that is (i) (A) in the case of Base Rate Revolving Loans, not less than $500,000 and (B) in the case of Eurodollar Revolving Loans, an integral multiple of $250,000 and not less than $1.0 million, or (ii) equal to the remaining available balance of the applicable Revolving Commitments.

(b) Subject to Section 3.02, each Borrowing shall be comprised entirely of Base Rate Revolving Loans or Eurodollar Revolving Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Revolving Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement or cause the Borrower to pay additional amounts pursuant to Section 3.01. Borrowings of more than one Type may be outstanding at the same time; provided further that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than six Eurodollar Revolving Borrowings outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Except with respect to Loans made pursuant to Section 2.02(f), each Lender shall make each Loan (other than Swingline Loans) to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 3:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account as directed by the Borrower in the applicable Borrowing Request maintained with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met or waived, return the amounts so received to the respective Lenders.

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(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date.

(f) If the Issuing Bank shall not have received from the Borrower the payment required to be made by Section 2.13(e) within the time specified in such Section, the Issuing Bank will promptly notify the Administrative Agent of the LC Disbursement and the Administrative Agent will promptly notify each Revolving Lender of such LC Disbursement and its Pro Rata Percentage thereof. Each Revolving Lender shall pay by wire transfer of immediately available funds to the Administrative Agent on such date (or, if such Revolving Lender shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 11:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of such LC Disbursement (it being understood that such amount shall be deemed to constitute a Base Rate Revolving Loan of such Lender, and such payment shall be deemed to have reduced the LC Exposure), and the Administrative Agent will promptly pay to the Issuing Bank amounts so received by it from the Revolving Lenders. The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from the Borrower pursuant to Section 2.13(e) prior to the time that any Revolving Lender makes any payment pursuant to this paragraph (f); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have

Keystone Revolving Credit Agreement

made such payments and to the Issuing Bank, as their interests may appear. If any Revolving Lender shall not have made its Pro Rata Percentage of such LC Disbursement available to the Administrative Agent as provided above, such Lender and the Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph (f) to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable to Revolving Loans pursuant to Section 2.06(a), and (ii) in the case of such Lender, for the first such day, the Federal Funds Rate, and for each day thereafter, the Base Rate.

Section 2.03. Borrowing Procedure. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telecopy or electronic transmission (if arrangements for doing so have been approved by the Administrative Agent, which approval shall not be unreasonably withheld, conditioned or delayed) or telephone (promptly confirmed by telecopy) (i) in the case of a Eurodollar Revolving Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of a Base Rate Revolving Borrowing (other than Swingline Loans), not later than 1:00 p.m., New York City time, on the Business Day of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable, subject to Sections 2.09, 3.02 and 3.03, and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(a) the aggregate amount of such Borrowing;

(b) the date of such Borrowing, which shall be a Business Day;

(c) whether such Borrowing is to be a Base Rate Revolving Borrowing or a Eurodollar Revolving Borrowing;

(d) in the case of a Eurodollar Revolving Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(e) the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02; and

(f) that the conditions set forth in Section 4.02(b) and (c) are satisfied or waived as of the date of the notice.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Base Rate Revolving Borrowing. If no Interest Period is

Keystone Revolving Credit Agreement

specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration (subject to the proviso in clause (d) above). Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04. Evidence of Debt; Repayment of Loans.

(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender, the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Revolving Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Borrower shall be entitled to review records of such accounts with prior reasonable notice during normal business hours.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type and Class thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender. The Borrower shall be entitled to review records of such accounts with prior reasonable notice during normal business hours.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall promptly prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit A. Thereafter, the Loans

Keystone Revolving Credit Agreement

evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.07) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered permitted assigns).

(f) All funds held by the Borrower or any other Loan Party (other than petty cash accounts funded in the ordinary course of business, the deposits in which shall not aggregate more than $2,000,000 or exceed $100,000 with respect to any one account (or in each case, such greater amounts to which the Administrative Agent may agree), and payroll, trust and tax withholding accounts funded in the ordinary course of business and required by Applicable Law) shall be deposited in one or more bank or investment accounts, subject to account control agreements in form and substance reasonably satisfactory to Collateral Agent, and, following the occurrence and during the continuance of a Specified Default or if, for five consecutive Business Days, the Excess Availability Requirements are not met (each, a “Cash Dominion Event”), shall be applied on a daily basis to the repayment of the Swingline Loans and, thereafter, to any Revolving Loans which become due, without a reduction in the Aggregate Commitments until (i) such Specified Default is cured or waived and/or (ii) Excess Availability has exceeded the Excess Availability Requirements for 30 consecutive days; provided, that a Cash Dominion Event may not be so cured on more than two (2) occasions in any period of 365 consecutive days.

Section 2.05. Fees.

(a) Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender (except as otherwise provided in Section 2.11(a)) a commitment fee (a “Commitment Fee”), equal to the Applicable Fee per annum on the average daily unused amount of each Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which such Commitment terminates. Accrued Commitment Fees shall be payable monthly in arrears in the case of Commitment Fees in respect of the Revolving Commitments and on the date on which the Revolving Commitments terminate; provided, however, the amount earned, due and payable on the first such date shall be pro-rated for the number of days from the Closing Date to and including the first payment date. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing Commitment Fees with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

Keystone Revolving Credit Agreement

(b) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, the fees set forth in the Fee Letter or such other fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent (the “Administrative Agent Fees”).

(c) LC and Fronting Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee (“LC Participation Fee”) with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the Applicable Margin from time to time used to determine the interest rate on Eurodollar Revolving Loans pursuant to Section 2.06, as described on Annex I attached hereto, on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee (“Fronting Fee”), which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard and reasonable fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder as agreed among the Borrower and the Issuing Lender from time to time. LC Participation Fees and Fronting Fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand (including documentation reasonably supporting such request). Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after written demand (together with backup documentation supporting such reimbursement request). All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders (other than Defaulting Lenders), except that the Fronting Fees shall be paid directly to the Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.

Keystone Revolving Credit Agreement

Section 2.06. Interest on Loans.

(a) Subject to the provisions of Section 2.06(c), the Loans comprising each Base Rate Revolving Borrowing, including each Swingline Loan, shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin in effect from time to time.

(b) Subject to the provisions of Section 2.06(c), the Loans comprising each Eurodollar Revolving Borrowing shall bear interest at a rate per annum equal to the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c) Notwithstanding the foregoing, effective upon written notice from the Administrative Agent (at the direction of the Required Lenders) while any Event of Default exists under Section 8.01(a), (f) or (g), (a) all Obligations shall bear interest, after as well as before judgment, at a per annum rate equal to (i) in the case of principal of any Loan, 2% in excess of the rate in effect from time to time, (ii) in the case of LC Participating Fees, 2% plus the otherwise applicable rate thereof, or (iii) in the case of any other amount, 2% plus the rate in effect from time to time applicable to Base Rate Revolving Loans as provided in paragraph (a) of this Section 2.06.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.06 shall be payable on demand and, absent demand, on each Interest Payment Date and upon termination of the Revolving Commitments, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 365/366 days, except that interest computed by reference to the Eurodollar Rate and all Fees shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate or Eurodollar Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.

Keystone Revolving Credit Agreement

Section 2.07. Termination and Reduction of Commitments.

(a) The Revolving Commitments, the Swingline Commitment, and the LC Commitment shall automatically terminate on the Revolving Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) any such reduction shall be in an amount that is an integral multiple of $1.0 million and (ii) the Revolving Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.09, the Aggregate Exposures would exceed the Aggregate Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Commitments under paragraph (b) of this Section 2.07 at least two Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.07 shall be irrevocable except that, to the extent delivered in connection with a refinancing of the Obligations, such notice shall not be irrevocable until such refinancing is closed and funded. Any effectuated termination or reduction of the Aggregate Commitments shall be permanent. Each reduction of the Aggregate Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

Section 2.08. Interest Elections.

(a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, the Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than six Eurodollar Revolving Borrowings outstanding hereunder at any one time. This Section 2.08 shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section 2.08, the Borrower shall notify the Administrative Agent of such election by telephone or electronic transmission (if arrangements for doing so have been approved by the Administrative Agent, which approval shall not be unreasonably withheld,

Keystone Revolving Credit Agreement

delayed or conditioned) by the time that a Borrowing Request would be required under Section 2.03 if the Borrower was requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election, subject to Section 3.03. Each such telephonic Interest Election Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request substantially in the form of Exhibit B, unless otherwise agreed to by the Administrative Agent and the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be a Base Rate Revolving Borrowing or a Eurodollar Revolving Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Revolving Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Revolving Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If an Interest Election Request with respect to a Eurodollar Revolving Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Revolving Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, after the occurrence and during the continuance of such Event of Default (i) no outstanding Borrowing may be converted to or continued as a Eurodollar

Keystone Revolving Credit Agreement

Revolving Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to a Base Rate Revolving Borrowing at the end of the Interest Period applicable thereto.

Section 2.09. Optional and Mandatory Prepayments of Loans.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay, without premium or penalty, any Borrowing, in whole or in part, subject to the requirements of this Section 2.09; provided that each partial prepayment shall be in an amount that is an integral multiple of $100,000.

(b) Revolving Loan Prepayments.

(i) In the event of the termination of all the Revolving Commitments, the Borrower shall, on the date of such termination, repay or prepay all the outstanding Revolving Borrowings and all outstanding Swingline Loans and replace all outstanding Letters of Credit and/or deposit an amount equal to the LC Exposure in the LC Collateral Account.

(ii) In the event of any partial reduction of the Revolving Commitments, then (A) at or prior to the effective date of such reduction, the Administrative Agent shall notify the Borrower and the Revolving Lenders of the Aggregate Exposures after giving effect thereto and (B) if the Aggregate Exposures would exceed the lesser of (x) the Aggregate Commitments and (y) the Borrowing Base then in effect, after giving effect to such reduction, then the Borrower shall, on the date of such reduction (or, if such reduction is due to the imposition of a new Reserve or a change in the methodology of calculating an existing Reserve, within six Business Days following such notice), first, repay or prepay all Swingline Loans, second, repay or prepay Revolving Borrowings and third, replace or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.13(j), in an amount sufficient to eliminate such excess.

(iii) In the event that the Aggregate Exposures at any time exceeds the lesser of (i) the Aggregate Commitments or (ii) the Borrowing Base then in effect, the Borrower shall, immediately after demand (or, if such overadvance is due to the imposition of a new Reserve or a change in the methodology of calculating an existing Reserve, or change in eligibility standards, within six Business Days following notice), apply an amount equal to such excess to prepay the Loans and any interest accrued thereon, in accordance with this Section 2.09(b)(iii). The Borrower shall, first, repay or prepay all Swingline Loans, second, repay or prepay Revolving Borrowings, and third, replace or cash collateralize outstanding

Keystone Revolving Credit Agreement

Letters of Credit in accordance with the procedures set forth in Section 2.13(j), in an amount sufficient to eliminate such excess.

(iv) In the event that the aggregate LC Exposure exceeds the LC Commitment then in effect, the Borrower shall, without notice or demand, immediately replace or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.13(j), in an amount sufficient to eliminate such excess.

(c) Application of Prepayments.

(i) Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (i) of this Section 2.09(c). Unless a Cash Dominion Event then exists and is continuing, except as provided in Section 2.09(b)(iii) hereof, all mandatory prepayments shall be applied as follows: first, to Fees and reimbursable expenses of Agents then due and payable pursuant to the Loan Documents; second, to interest then due and payable on the Borrower’s Swingline Loan; third, to the principal balance of the Swingline Loan outstanding until the same has been prepaid in full; fourth, to interest then due and payable on the Borrower’s Revolving Loans and other amounts due pursuant to Sections 2.10, 3.01 and 3.05; fifth, to the principal balance of Revolving Borrowing until the same has been prepaid in full; sixth, to cash collateralize all LC Exposures plus any accrued and unpaid interest thereon (to be held and applied in accordance with Section 2.13(j) hereof); seventh, to all other Obligations pro rata in accordance with the amounts that such Lender certifies is outstanding; and eighth, as required by the Intercreditor Agreement or, in the absence of any such requirement, returned to the Borrower or to such party as otherwise required by law.

(ii) Amounts to be applied pursuant to this Section 2.09 to the prepayment of Revolving Loans shall be applied, as applicable, first to reduce outstanding Base Rate Revolving Loans. Any amounts remaining after each such application shall be applied to prepay Eurodollar Revolving Loans. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.09 shall be in excess of the amount of the Base Rate Revolving Loans at the time outstanding, only the portion of the amount of such prepayment that is equal to the amount of such outstanding Base Rate Revolving Loans shall be immediately prepaid and, at the election of the Borrower, the balance of such required prepayment shall be either (A) deposited in the LC Collateral Account and applied to the prepayment of Eurodollar Revolving Loans on the last day of the then next-expiring Interest Period for

Keystone Revolving Credit Agreement

Eurodollar Revolving Loans (with all interest accruing thereon for the account of the Borrower) or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 2.10. Notwithstanding any such deposit in the LC Collateral Account, interest shall continue to accrue on such Loans until prepayment.

(d) Notice of Prepayment. The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of a Base Rate Revolving Borrowing, not later than 4:00 p.m., New York City time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m., New York City time, on the date of prepayment. Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Each notice of prepayment pursuant to this Section shall be irrevocable, except that the Borrower may, by subsequent notice to the Administrative Agent, revoke any such notice of prepayment if such notice of revocation is received not later than 10:00 a.m. (New York City time) on the day on which such scheduled prepayment and, provided that (i) the Borrower reimburses each Lender pursuant to Section 3.05 for any funding losses within five Business Days after receiving written demand therefor and (ii) the amounts of Loans as to which such revocation applies shall be deemed converted to (or continued as, as applicable) Base Rate Loans in accordance with the provisions of Section 2.08 as of the date of notice of revocation (subject to subsequent conversion in accordance with the provisions of this Agreement). Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

Section 2.10. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 3.01, 3.04 and 3.05, or otherwise) at or before the time expressly required

Keystone Revolving Credit Agreement

hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the reasonable discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 101 N. Tryon Street 15th Floor, NC1-001-15-04, Charlotte, NC 28255, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 3.01, 3.04, 3.05 and 11.04 shall be made to the Administrative Agent for the benefit of to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Administrative Agent for the benefit of the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied in the manner as provided in Section 2.09(c) or 10.02 hereof, as applicable, ratably among the parties entitled thereto.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any

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payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agree, to the extent it may effectively do so under Applicable Law that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Loan Parties rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of a Loan Party in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c), 2.02(f), 2.10(d), 2.12(d) or 2.13(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.11. Defaulting Lenders.

(a) Anything contained herein to the contrary notwithstanding, in the event that any Lender (a “Defaulting Lender”) defaults (a “Funding Default”) in its obligation to fund any Loan (a “Defaulted Loan”) in accordance with Section 2.02, then (i) during any Default Period (as defined below) with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents, (ii) to the extent permitted by Applicable Law during the Default Period (A) any voluntary prepayment of the Revolving Loans pursuant to Section 2.09 shall, if the Borrower so requests at the time of making such voluntary prepayment and if the Administrative Agent, in its sole discretion, consents thereto, be applied to the

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Loans of other Lenders as if such Defaulting Lender had no Loans outstanding and the Revolving Exposure of such Defaulting Lender were zero, and if the Administrative Agent does not so elect, the portion attributable to the Defaulting Lender shall be held by Administrative Agent for the benefit of the Defaulting Lender, and as security (along with earnings, if any) for its obligations (y) under this Agreement to the Agents and the Lenders and (z) when all such obligations (contingent and otherwise) have been satisfied, paid to the Borrower, and (B) any mandatory prepayment of the Revolving Loans pursuant to Section 2.09 shall, if the Borrower so requests at the time of making such mandatory prepayments and if the Administrative Agent, in its sole discretion, consents thereto, be applied to the Revolving Loans of other Lenders (but not to the Revolving Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that, if the Administrative Agent so elects, the Borrower shall be entitled to retain any portion of any mandatory prepayment of the Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (B) and if the Administrative Agent does not so elect, the portion attributable to the Defaulting Lender shall be held by Administrative Agent for the benefit of the Defaulting Lender, and as security (along with earnings, if any) for its obligations (y) under this Agreement to the Agents and the Lenders and (z) when all such obligations (contingent and otherwise) have been satisfied, the Borrower, (iii) upon the Administrative Agent providing prior written consent, such Defaulting Lender’s Revolving Commitment and outstanding Loans and such Defaulting Lender’s pro rata share of the LC Disbursements shall be excluded for purposes of calculating the Commitment Fee in respect of any day during any Default Period with respect to such Defaulting Lender, and upon the Administrative Agent providing prior written consent, such Defaulting Lender shall not be entitled to receive any Commitment Fee with respect to such Defaulting Lender’s Revolving Commitment in respect of any Default with respect to such Defaulting Lender and (iv) any portion of the Commitment Fee allocated to the Defaulting Lender shall be held by Administrative Agent for the benefit of the Defaulting Lender and as security (along with earnings, if any) for its obligations owed (y) under this Agreement to the Agent’s and the Lenders and (z) when all such obligations (contingent and otherwise) have been satisfied, paid to the Borrower.

For purposes of this Agreement, “Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the date on which the Borrower, Administrative Agent and Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing.

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Section 2.12. Swingline Loans.

(a) Swingline Commitment. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $7.0 million or (ii) the Aggregate Exposures exceeding the lesser of (A) the Aggregate Commitments and (B) the Borrowing Base then in effect; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow Swingline Loans.

(b) Swingline Loans. To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 4:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.13(e), by remittance to the Issuing Bank) by 5:00 p.m., New York City time, on the requested date of such Swingline Loan. The Borrower shall not request a Swingline Loan if at the time of and immediately after giving effect to such request a Default has occurred and is continuing. Swingline Loans shall be made in minimum amounts of $100,000.

(c) Prepayment. The Borrower shall have the right at any time and from time to time to repay, without premium or penalty, any Swingline Loan, in whole or in part, upon giving written or telecopy notice (or telephone notice promptly confirmed by written, or telecopy notice) to the Swingline Lender and to the Administrative Agent before 4:00 p.m., New York City time on the date of repayment at the Swingline Lender’s address for notices specified in the Swingline Lender’s Administrative Questionnaire. All principal payments of Swingline Loans shall be accompanied by accrued interest on the principal amount being repaid to the date of payment.

(d) Participations. The Swingline Lender may by written notice given to the Administrative Agent not later than 4:00 p.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender,

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specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Aggregate Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (provided that such payment shall not cause such Lender’s Revolving Exposure to exceed such Lender’s Revolving Commitment). Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(f) with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

Section 2.13. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for the Borrower’s account or the account of a Subsidiary of the Borrower in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period (provided that the Borrower shall be a co-applicant with respect to each Letter of Credit issued for the account of or in favor of a Subsidiary). All Existing Letters of Credit shall be deemed, without further action by any party hereto, to have been issued on the Closing Date pursuant to this Agreement, and the Lenders shall thereupon acquire participations in the Existing Letters of Credit as if so issued without further action by any party hereto, to be acquired by the Lenders hereto. In the event of

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any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Request for Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) a LC Request to the Issuing Bank and the Administrative Agent not later than 1:00 p.m. on the second Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is reasonably acceptable to the Issuing Bank). A request for an initial issuance of a Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Bank: (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (ii) the amount thereof; (iii) the expiry date thereof; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by such beneficiary in case of any drawing thereunder; (vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder, and (vii) such other matters as the Issuing Bank may reasonably require. A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Bank (i) the Letter of Credit to be amended, renewed or extended; (ii) the proposed date of amendment, renewal or extension thereof (which shall be a Business Day), (iii) the nature of the proposed amendment, renewal or extension, and (iv) such other matters as the Issuing Bank may reasonably require. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application substantially on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $25.0 million and (ii) the total Revolving Exposures shall not exceed the lesser of (A) the total Revolving Commitments and (B) the Borrowing Base then in effect. Unless the Issuing Bank shall otherwise agree, no Letter of Credit shall be denominated in a currency other than Dollars.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of the date which is one year after the date of the issuance of such Letter of Credit (or such other longer period of time as the Administrative Agent and the applicable Issuing Bank may agree and, in the case of any renewal or extension thereof, one (1) year after such renewal or extension) and, unless cash collateralized or otherwise credit supported to the reasonable

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satisfaction of the Administrative Agent and the applicable Issuing Bank (in which case the expiry may extend no longer than twelve months after the Letter of Credit Expiration Date) the Letter of Credit Expiration Date. Each Standby Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of twelve (12) months or less (but, subject to the foregoing, not beyond the date that is after the Letter of Credit Expiration Date) unless the applicable Issuing Bank notifies the beneficiary thereof at least thirty (30) days prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section 2.13, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Aggregate Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Issuing Bank an amount equal to such LC Disbursement not later than 2:00 p.m., New York City time, on the Business Day after receiving notice from the Issuing Lender of such LC Disbursement; provided that Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.12 that such payment be financed with a Base Rate Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Base Rate Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due (including through a Base Rate Revolving Borrowing or Swingline Loan), the Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Pro Rata Percentage

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thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Pro Rata Percentage of the unreimbursed LC Disbursement in the same manner as provided in Section 2.02(f) with respect to Loans made by such Lender, and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, distribute such payment to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of Base Rate Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. Subject to the limitations set forth below, the obligation of the Borrower to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.13 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, (iv) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary of any Letter of Credit, or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.13, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of the Borrower hereunder; provided that the Borrower shall have no obligation to reimburse the Issuing Bank to the extent that such payment was made in error due to the gross negligence, bad faith, or willful misconduct of the Issuing Bank (as determined by a court of competent jurisdiction or another independent tribunal having jurisdiction). Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Affiliates, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing

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Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Applicable Law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, willful misconduct, or bad faith on the part of the Issuing Bank (as determined by a court of competent jurisdiction or another independent tribunal having jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement (other than with respect to the timing of such reimbursement obligation set forth in Section 2.13(e)).

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.13, then Section 2.06(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section 2.13 to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Resignation or Removal of the Issuing Bank. The Issuing Bank may resign as Issuing Bank hereunder at any time upon at least 30 days’ prior written

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notice to the Lenders, the Administrative Agent and the Borrower. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. One or more Lenders may be appointed as additional Issuing Banks in accordance with subsection (k) below. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank or any such additional Issuing Bank. At the time any such resignation or replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.05(c). From and after the effective date of any such resignation or replacement or addition, as applicable, (i) the successor or additional Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or such addition or to any previous Issuing Bank, or to such successor or such additional Issuing Bank and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. If at any time there is more than one Issuing Bank hereunder, the Borrower may, in its discretion, select which Issuing Bank is to issue any particular Letter of Credit.

(j) Cash Collateralization. If any Specified Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent (acting at the request of the Required Lenders) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in the LC Collateral Account, in the name of the Collateral Agent and for the benefit of the Secured Parties, an amount in cash equal to 101.5% of the LC Exposure as of such date. Each such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement, but shall be immediately released and returned to the Borrower (in no event later than two (2) Business Days) once all Specified Defaults are cured or waived. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made only in Cash Equivalents and at the direction of the Borrower and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Collateral Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of

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Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations of the Borrower.

(k) Additional Issuing Banks. The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement. Any Lender designated as an issuing bank pursuant to this paragraph (k) shall be deemed (in addition to being a Lender) to be the Issuing Bank with respect to Letters of Credit issued or to be issued by such Lender, and all references herein and in the other Loan Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Lender in its capacity as Issuing Bank, as the context shall require.

(l) The Issuing Bank shall be under no obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it; or

(ii) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank.

(m) The Issuing Bank shall be under no obligation to amend any Letter of Credit if (i) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (ii) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

Section 2.14. Determination of Borrowing Base.

(a) Eligible Accounts. On any date of determination of the Borrowing Base, all of the Accounts owned by all Loan Parties and reflected in the most recent Borrowing Base Certificate delivered by the Borrower to the Collateral

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Agent and the Administrative Agent shall be “Eligible Accounts” for the purposes of this Agreement, except any Account to which any of the exclusionary criteria set forth below applies. In addition, the Administrative Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below, to establish new criteria with respect to Eligible Accounts and to adjust the advance rates, in each case, in its Permitted Discretion, subject to the approval of all Lenders in the case of adjustments, new criteria or increases in advance rates which have the effect of making more credit available than would have been available if the standards in effect on the Closing Date had continued to be in effect. Eligible Accounts shall not include any of the following Accounts:

(i) any Account in which the Collateral Agent, on behalf of the Secured Parties, does not have a first priority (except to the extent of Liens permitted under Section 7.01(c) hereof) perfected Lien;

(ii) any Account that is not owned by a Loan Party;

(iii) any Account due from an Account Debtor that is not domiciled in the United States or Canada and (if not a natural person) organized under the laws of the United States or Canada or any political subdivision thereof to the extent all such Accounts exceed $2.0 million in the aggregate;

(iv) any Account that is payable in any currency other than Dollars or Canadian Dollars;

(v) any Account that does not arise from the sale of goods or the performance of services by such Loan Party in the ordinary course of its business;

(vi) any Account that does not comply in all material respects with all applicable legal requirements, including, without limitation, all laws, rules, regulations and orders of any Governmental Authority;

(vii) any Account (A) as to which a Loan Party’s right to receive payment is contingent upon the fulfillment of any condition whatsoever unless such condition is satisfied, (B) as to which a Loan Party is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial or administrative process, (C) that represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to a Loan Party’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer, or (D) that arises with respect to goods that are delivered on a

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bill- and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional except that Accounts arising from sales which are on a cash-on-delivery basis (to the extent such cash-on-delivery is in the ordinary course of business) shall not be deemed ineligible pursuant to this Section 2.14(a)(vii) until 14 days after the shipment of the goods relating thereto;

(viii) to the extent that any defense, counterclaim or dispute arises, or the Account is, or is reasonably likely to become, subject to any right of set-off by the Account Debtor, to the extent of the amount of such set-off, it being understood that the remaining balance of the Account shall be eligible;

(ix) any Account that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(x) any Account with respect to which an invoice or other electronic transmission constituting a request for payment, reasonably acceptable to the Administrative Agent in form and substance, has not been sent on a timely basis to the applicable Account Debtor according to the normal invoicing and timing procedures of the Loan Parties;

(xi) any Account that arises from a sale to any director, officer, other employee or Affiliate of a Loan Party, or to any entity (other than portfolio companies owned by Sponsor to the extent such underlying sale is at arms-length) that has any common officer or director with a Loan Party;

(xii) any Account that is in default; provided that, without limiting the generality of the foregoing, an Account shall be deemed in default at any time upon the occurrence of any of the following:

(A) such Account is not paid and is more than 60 days past due according to its original terms of sale; provided, however, that this clause (xii)(A) shall not have any force or effect until January 1, 2008; provided further that a proxy test for Accounts that are past due as mutually agreed upon by the Borrower and the Administrative Agent will be in effect until January 1, 2008; or

(B) the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors, fails to pay its debts generally as they come due, or is

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classified by the Borrower and its Subsidiaries as “cash only, bad check,” as determined by the Borrower and its Subsidiaries in the ordinary course of business consistent with past-practice;

(C) a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors; provided that so long as an order exists permitting payment of trade creditors specifically with respect to such Account Debtor and such Account Debtor has obtained adequate post-petition financing to pay such Accounts, the Accounts of such Account Debtor shall not be deemed ineligible under the provisions of this clause (C) to the extent the order permitting such financing allows the payment of the applicable Account;

(D) the Borrower or its Subsidiaries grant extended payment terms to the Account Debtor for such Account to the extent all such Accounts exceed $7.0 million in the aggregate; or

(E) the Account is classified by the Borrower or its Subsidiaries as “high risk” as determined by the Borrower and its Subsidiaries in the ordinary course of business consistent with past-practice;

(xiii) any Account that is the obligation of an Account Debtor (other than an individual) if 50% or more of the dollar amount of all Accounts owing by such Account Debtor are ineligible under the criteria set forth in clause (xii) above; provided that a proxy test for such Accounts as mutually agreed upon by the Borrower and the Administrative Agent will be in effect until January 1, 2008;

(xiv) any Account as to which any of the representations or warranties in the Loan Documents are untrue in any material respect (to the extent such materiality relates to the amount owing on such Account);

(xv) to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper and such Instrument or Chattel Papers is not pledged and delivered to the Collateral Agent under the Security Documents;

(xvi) any Account on which the Account Debtor is a Governmental Authority, unless the applicable Loan Party has assigned its rights to payment of such Account to the Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended, in the case of a federal Governmental Authority, and pursuant to Applicable Law, if any,

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in the case of any other Governmental Authority, and such assignment has been accepted and acknowledged by the appropriate government officers; and

(xvii) any Account arising on account of a supplier rebate, unless the Company has received a waiver of offset from the supplier in form and substance reasonably satisfactory to the Collateral Agent.

(b) Eligible Inventory. For purposes of this Agreement, Eligible Inventory shall exclude any Inventory to which any of the exclusionary criteria set forth below applies. The Administrative Agent shall have the right to establish, modify or eliminate Reserves against Eligible Inventory from time to time in its Permitted Discretion. In addition, the Administrative Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below, to establish new criteria with respect to Eligible Inventory and to adjust advance rates, in each case, in its Permitted Discretion, subject to the approval of all Lenders in the case of adjustments, new criteria or increases in the advance rates which have the effect of making more credit available then would have been available if the standards in effect on the Closing Date had continued to be in effect. Eligible Inventory shall not include any Inventory of the Loan Parties that:

(i) is not solely owned by a Loan Party, or is leased by or is on consignment to a Loan Party, or the Loan Parties do not have title thereto;

(ii) the Collateral Agent, on behalf of the Secured Parties, does not have a first priority (except such Liens as permitted by Section 7.01(c) hereof) perfected Lien upon;

(iii) (A) is stored at a location not owned by a Loan Party unless the Collateral Agent has given its prior consent thereto or unless either (x) a reasonably satisfactory Landlord Lien Waiver and Access Agreement has been delivered to the Collateral Agent, or (y) Landlord Lien Reserves reasonably satisfactory to the Administrative Agent have been established with respect thereto, or (B) is stored with a bailee or warehouseman unless either (x) a reasonably satisfactory acknowledged bailee waiver letter has been received by the Collateral Agent, or (y) Landlord Lien Reserves reasonably satisfactory to the Administrative Agent have been established with respect thereto; but only to the extent the aggregate amount of Inventory otherwise excluded pursuant to this paragraph (iii) exceeds $1,000,0000;

(iv) (A) is placed on consignment, unless a valid consignment agreement which is reasonably satisfactory to Collateral Agent is in place with respect to such Inventory or (B) is in transit (except

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to the extent such Inventory (x) is purchased under documentary Letters of Credit and is in transit (1) from any location in the United States for receipt by a Loan Party within fifteen (15) days of the date of determination or (2) any location outside of the United States for receipt by a Loan Party within 60 days of the date of determination), for which the document of title, to the extent applicable, reflects a Loan Party as consignee (along with delivery to a Loan Party of the documents of title, to the extent applicable, with respect thereto), and as to which the Collateral Agent has control over the documents of title, to the extent applicable, which evidence ownership of the subject Inventory, or (y) is in transit between locations leased, owned or occupied by a Loan Party);

(v) is covered by a negotiable document of title, unless such document has been delivered to the Collateral Agent with all necessary endorsements, free and clear of all Liens except Liens in favor of landlords, carriers, bailees and warehousemen if clause (ii) has been complied with;

(vi) is unsalable, shopworn, seconds, damaged or unfit for sale, in each case, as determined in the ordinary course of business by the Loan Parties;

(vii) consists of display items or packing or shipping materials, manufacturing supplies, work-in-process Inventory or replacement parts;

(viii) is not of a type held for sale in the ordinary course of the Loan Parties’, as applicable, business;

(ix) except as otherwise agreed by the Administrative Agent, does not conform in all material respects to the representations or warranties pertaining to Inventory set forth in the Loan Documents;

(x) is subject to any licensing arrangement or any other trademark or other proprietary rights of any Person, the effect of which would be to limit the ability of the Collateral Agent, or any Person selling the Inventory on behalf of the Collateral Agent, to sell such Inventory in enforcement of the Collateral Agent’s Liens without further consent or payment to the licensor or such other Person (unless such consent has then been obtained);

(xi) is not covered by casualty insurance maintained as required by Section 6.07; or

(xii) is acquired in a Permitted Acquisition, unless the Administrative Agent shall have received or conducted (1) within 45 days after the consummation of such Permitted Acquisition, appraisals, from

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appraisers reasonably satisfactory to the Administrative Agent, of such Inventory to be acquired in such Permitted Acquisition and (2) prior to the consummation of such Permitted Acquisition, a commercial finance examination and such other due diligence as the Agents may reasonably require in order to determine the appropriate advance rate against such Inventory, all of the results of the foregoing to be reasonably satisfactory to the Agents. As long as the Administrative Agent has received reasonable prior notice of such Permitted Acquisition and the Loan Parties reasonably cooperate (and cause the Person being acquired to reasonably cooperate) with the Administrative Agent, the Administrative Agent shall use reasonable best efforts to complete such due diligence and commercial finance examination on or prior to the closing date of such Permitted Acquisition.

Section 2.15. Increase in Revolving Commitments.

(a) Provided there exists no Default or Event of Default, and the increase of the Aggregate Commitments and the incurrence of Loans or the issuance of such Letters of Credit shall thereafter not violate, result in a default under, or require the granting of a Lien to the holders of Indebtedness under, the Senior Subordinated Notes or cause any of the Obligations hereunder to cease to be “Senior Indebtedness” (as defined in the Subordinated Debt Documents), upon notice to the Administrative Agent, the Borrower may from time to time, request an increase in the Aggregate Commitments of all Lenders in an aggregate principal amount not to exceed $25.0 million; provided, however, that (i) no more than two such increase requests may be made and (ii) after giving effect to any such increases, the Aggregate Commitments of all Lenders shall not exceed $150.0 million minus the aggregate amount of any permanent reduction of Commitments hereunder. At the time of sending notice of such request to the Lenders, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders). If requested to respond, each Lender in its sole and absolute discretion shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. If the Lenders do not agree to the full amount of a requested increase, the Borrower may then invite a Lender or any Lenders to increase their Commitments or invite additional financial institutions (solely to the extent otherwise permitted by Section 11.07) to become Lenders pursuant to a Joinder Agreement.

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(b) If the Aggregate Commitments are increased in accordance with this Section 2.15, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent (i) an Officers’ Certificate of the Borrower dated as of the Increase Effective Date certifying and attaching the resolutions adopted approving or consenting to such increase and certifying that, before and after giving effect to such increase, the representations and warranties contained in Article IV are true and correct in all material respects on and as of the Increase Effective Date (except to the extent that such representation or warranty relates to an earlier date, in which case such representation and warranty shall be true in all material respects on and as of such date) and no Default or Event of Default exists, and (ii) a Certificate of a Financial Officer demonstrating pro forma compliance with Section 7.14 after giving effect to such increase. The Borrower shall deliver new or amended Notes reflecting the increased Commitment of any Lender requesting a Note. The Administrative Agent shall distribute an amended Schedule 2.01 (which shall be deemed incorporated into this Agreement) to reflect any changes therein resulting from such increase. The Borrower shall prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Loans ratable with any revised Pro Rata Percentages arising from any nonratable increase in the Aggregate Commitments under this Section 2.15, provided, that with the consent of each directly affected Lender (which consent may be verbal or electronic transmission) such amount or any portion thereof may be settled on a net basis with each Lender having a new or nonratable increase in its Commitment funding its Pro Rata Percentages of the principal amount of the Loans outstanding on the Increase Effective Date with such amounts applied on behalf of the Borrower to reduce the outstanding Revolving Loans of Lenders whose Loans outstanding exceed their revised Pro Rata Percentages of the aggregate Loans outstanding as a result of such increased Aggregate Commitments. The Borrower shall pay to each such Lender any amounts required pursuant to Section 3.05 together with interest on such amounts paid as if such Lender received such prepayment directly from the Borrower.

(c) This Section 2.15 shall supersede any provisions in Section 11.01 to the contrary.

Section 2.16. Reserves; Changes to Reserves.

(a) The initial Availability Reserves as of the Closing Date are the following:

(i) Landlord Lien Reserve: An amount equal to three months’ rent for all of the leased locations of the Borrower and its Subsidiaries at which Inventory is stored, other than leased locations with respect to which the Agents have received a Landlord Lien Waiver and Access Agreement.

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(ii) Dilution Reserve: A dilution reserve equal to the amount (if any) by which dilution for accounts receivable of the Borrower and its Subsidiaries exceeds 5%.

(b) The Administrative Agent may hereafter establish additional Reserves or change any of the foregoing Reserves, in its Permitted Discretion, provided that such Reserves shall not be established or changed except upon not less than six (6) Business Days’ notice to the Borrower (during which period the Agents shall be available to discuss any such proposed Reserve with the Borrower).

Section 2.17. Settlement Amongst Lenders.

(a) The Swingline Lender may, at any time (but, in any event shall weekly), on behalf of the Borrower (which hereby authorize the Swingline Lender to act on their behalf in that regard) request the Administrative Agent to cause the Lenders to make a Revolving Loan (which shall be a Base Rate Loan) in an amount equal to such Lender’s Pro Rata Percentage of the Outstanding Amount of Swingline Loans, which request may be made regardless of whether the conditions set forth in Section 4.02 have been satisfied. Upon such request, each Lender shall make available to the Administrative Agent the proceeds of such Revolving Loan for the account of the Swingline Lender. If the Swingline Lender requires a Revolving Loan to be made by the Lenders and the request therefor is received prior to 12:00 Noon on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if the request therefor is received after 12:00 Noon, then no later than 3:00 p.m. on the next Business Day. The obligation of each such Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent or the Swingline Lender. If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand, such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate.

(b) The amount of each Lender’s Pro Rata Percentage of outstanding Revolving Loans (including outstanding Swingline Loans) shall be computed weekly (or more frequently in the Administrative Agent’s discretion) and shall be adjusted upward or downward based on all Revolving Loans (including Swingline Loans) and repayments of Revolving Loans (including Swingline Loans) received

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by the Administrative Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Administrative Agent.

(c) The Administrative Agent shall deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Revolving Loans (including Swingline Loans) for the period and the amount of repayments received for the period. As reflected on the summary statement, (i) the Administrative Agent shall transfer to each Lender its applicable Pro Rata Percentage of repayments, and (ii) each Lender shall transfer to the Administrative Agent (as provided below) or the Administrative Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Revolving Loans made by each Lender with respect to Revolving Loans to the Borrower (including Swingline Loans) shall be equal to such Lender’s applicable Pro Rata Percentage of Revolving Loans (including Swingline Loans) outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Administrative Agent by the Lenders and is received prior to 12:00 Noon on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 12:00 Noon, then no later than 3:00 p.m. on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent. If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate.

ARTICLE 3

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01. Taxes.

(a) Subject to Section 11.15(a), any and all payments by the Borrower to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes or similar duties, levies, imposts, deductions, assessments, fees, withholdings or charges imposed by the United States or any political subdivision thereof, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts,

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deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions in respect of Taxes on additional sums payable under this Section), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Administrative Agent (which shall forward the same to such Lender) evidence reasonably acceptable to the Administrative Agent evidencing payment thereof.

(b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document, other than the excluded taxes referred to in Section 3.01(a) (hereinafter referred to as “Other Taxes”).

(c) Subject to Section 11.15(a)(iii), the Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Lender and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (d) shall be made within 30 days after the date the Lender or the Administrative Agent makes a demand in writing therefor.

Section 3.02. Illegality. If any Lender determines in good faith that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable,

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convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03. Inability to Determine Rates. If the Administrative Agent determines in good faith that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04. Increased Cost and Reduced Return; Capital Adequacy.

(a) If any Lender determines in good faith that as a result of the introduction of or any change in or in the interpretation of any Law, or such Lender’s compliance therewith, in each case after the date hereof, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements contemplated by the definition of “Eurodollar Rate”), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines in good faith that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation

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thereof, or compliance by such Lender (or its Lending Office) therewith, in each case after the date hereof, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

Section 3.05. Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay (including without limitation pursuant to Section 2.09(d)), borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.16;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

Section 3.06. Matters Applicable to all Requests for Compensation.

(a) A certificate of the Administrative Agent or any Lender claiming compensation under this Article 3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest

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error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

(b) Upon any Lender’s making a claim for compensation under Section 3.01 or 3.04, the Borrower may replace such Lender in accordance with Section 11.16.

Section 3.07. Obligation To Mitigate. Each Lender agrees that, if such Lender shall request any compensation under any of Section 3.01, 3.02 or 3.04, such Lender shall use reasonable efforts to make, issue, fund or maintain its Loans through another Lending Office of such Lender, if in the judgment of such Lender doing so would eliminate or reduce the amounts of any such payments and would not otherwise be disadvantageous to such Lender, but only so long as the Borrower shall pay all incremental expenses incurred by such Lender as a result of utilizing such other Lending Office. A certificate as to the amount of any expenses payable by the Borrower pursuant to this Section 3.07 (setting forth in reasonable detail the bases for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

Section 3.08. Survival. All of the Borrower’s obligations under this Article 3 shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE 4

CONDITIONS PRECEDENT

Section 4.01. Conditions to the Initial Credit Extension. The obligation of each Lender and, if applicable, each Issuing Bank, to fund the initial Credit Extension requested to be made by it on the Closing Date (and the occurrence of the Closing Date) is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

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(ii) a Note executed by the Borrower in favor of each Lender requesting a Note hereunder;

(iii) the Intercreditor Agreement duly executed by all parties thereto;

(iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(v) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Borrower and the Guarantors is validly existing, in good standing and qualified to engage in business in the jurisdictions listed opposite its name on Schedule 4.01;

(vi) a favorable opinion of Kirkland & Ellis LLP and Pepper Hamilton LLP, each special counsel to the Loan Parties, addressed to each Agent, each Arranger and each Lender, as to the matters set forth in Exhibit F (which shall be allocated between such counsels) and such other matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

(vii) a certificate signed by a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(viii) (A) a certificate signed by a Responsible Officer of the Borrower certifying that on the Closing Date after giving effect to the Transactions, the Borrower and its Subsidiaries will not have any Funded Indebtedness, other than Indebtedness described in clauses (a), (b), (c), (d), (e), (f), (g) and (h) of Section 7.03;

(ix) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Section 4.01(m) and (n) have been satisfied; and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; it being understood and agreed by

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the Administrative Agent and the Lenders that (based upon the information disclosed to the Administrative Agent prior to the date hereof, taken as a whole), as of December 6, 2006, there has been no Material Adverse Effect since December 31, 2005;

(x) a certificate signed by the chief financial officer of each of the Loan Parties certifying as to the financial condition and Solvency of such Loan Party (after giving effect to the Transaction and the incurrence of Indebtedness related thereto);

(xi) a Borrowing Base Certificate, dated as of November 30, 2006, certified by the chief financial officer confirming that the Excess Availability on the Closing Date, after giving effect to all Credit Extensions to occur on such date, is greater than the Excess Availability Requirement;

(xii) a Borrowing Request with respect to the Borrowing of Loans to be made on the Closing Date;

(xiii) evidence that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated and all Liens securing obligations under the Existing Credit Agreement have been or concurrently with the Closing Date are being released; and

(xiv) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders reasonably may require.

(b) The Administrative Agent shall have received from each of the Lenders a Lender Addendum, executed and delivered by the Agents, the Borrower and each Lender listed on Schedule 2.01.

(c) Holdings, the Borrower and the Subsidiaries shall have complied with all of the terms of the Fee Letter. All accrued fees and expenses of the Agents, the Arranger and the Lenders (including the fees and expenses of counsel for the Administrative Agent and the Lead Arranger and local counsel for the Lenders) shall have been paid.

(d) The Collateral and Guarantee Requirement shall have been satisfied and the Administrative Agent shall have received (i) a completed Perfection Certificate for each Loan Party dated the Closing Date and signed by a Responsible Officer of such Loan Party, together with all attachments contemplated thereby, including the results of a search of the UCC (or equivalent) filings made with respect to such Loan Party in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the

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Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 7.01 or have been released and (ii) all filing and recording fees and taxes shall have been paid.

(e) The Agents shall have received reasonably satisfactory evidence that 100% of the Equity Interests and any other economic interests (“ownership interests”) in Holdings shall be owned by the Equity Investors and at least 90% of the ownership interests in Holdings (without giving effect to any unexercised options) shall be owned by the Sponsor, Advent, and Bear Sterns Merchant Banking and its Affiliates, all ownership interests in the Borrower shall be owned by Holdings and all ownership interests in the Borrower’s subsidiaries shall be owned by the Borrower or one or more of the Borrower’s subsidiaries, in each case free and clear of any Lien other than Liens permitted by Section 7.01.

(f) The Agents shall have received reasonably satisfactory evidence of the simultaneous closing of the Term Loan Facility in accordance with its terms. The terms, conditions and provisions of the Term Loan Facility shall be reasonably satisfactory to the Agents. The Administrative Agent shall have received copies of the Term Loan Facility, certified by a Responsible Officer of the Borrower as complete and correct.

(g) (i) All of the information, taken as a whole, disclosed to the Agents and their Affiliates party to the Commitment Letter shall have been complete and correct in all material respects and all of the projections contained in the Pre-Commitment Information delivered to the Agents and such Affiliates shall have been prepared in good faith based upon assumptions believed to be reasonable at the time of preparation thereof; and (ii) there shall have been no change, occurrence, development or situation since December 31, 2005, and no information shall have been received or discovered by the Agents and such Affiliates regarding Holdings, the Borrower and the Subsidiaries or the Transaction after the date hereof, that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, it being understood and agreed by the Administrative Agent and the Lenders that (based upon the information disclosed to the Administrative Agent prior to the date hereof, taken as a whole), as of December 6, 2006, there has been no information received or discovered by the Agents that could reasonably be expected to have a Material Adverse Effect since December 31, 2005.

(h) The Agents shall be reasonably satisfied with the amount, types and terms and conditions of all insurance maintained by the Borrower and the Subsidiaries, and the Lenders shall have received endorsements naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies to be maintained with respect to the properties of the Borrower and the Subsidiaries forming part of the Collateral.

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(i) There shall not exist any action, suit, investigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect.

(j) All loans made by the Lenders to the Borrower or any of its affiliates shall be in full compliance with the Regulations U and X issued by the FRB.

(k) The Closing Date shall have occurred on or before January 31, 2007.

(l) The Arranger and the Administrative Agent shall be reasonably satisfied that (i) a commercial finance field exam with respect to the relevant Collateral to be included in the Borrowing Base and the accounting systems, policies, accounts payable and procedures of the Borrower and (ii) an appraisal of the net orderly liquidation value of the Borrower’s Inventory in form and substance reasonably satisfactory to the Arranger and the Administrative Agent shall have begun and the Borrower shall be cooperating fully with such audit and appraisal, including by providing access to its assets and the assets of its Subsidiaries.

(m) The representations and warranties of Holdings, the Borrower and each other Loan Party contained in Article 5 or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the Closing Date.

(n) No Default shall exist, or would result from such proposed Credit Extension or Extensions.

The Borrowing Request submitted by the Borrower on the Closing Date shall be deemed to be a representation and warranty that the conditions specified in Sections 4.01(m) and (n) have been satisfied on and as of such date.

Section 4.02. Conditions to All Credit Extensions. The obligation of each Lender and each Issuing Bank to make any Credit Extension (including the initial Credit Extension) shall be subject to, and to the satisfaction (or waiver) of, each of the conditions precedent set forth below.

(a) The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.13(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a notice requesting such Swingline Loan as required by Section 2.12(b).

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(b) The Borrower and each other Loan Party shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and, at the time of and immediately after such Credit Extension, no Default shall have occurred and be continuing on such date or after giving effect to the Credit Extension requested to be made on such date.

(c) Each of the representations and warranties made by any Loan Party set forth in Article 5 hereof or in any other Loan Document shall be true and correct in all material respects (without duplication of any materiality standard set forth in any such representation or warranty) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such date (without duplication of any materiality standard set forth in any such representation or warranty).

(d) No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making any Loans to be made by it. No injunction or other restraining order shall have been issued or shall be pending with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the making of Loans hereunder.

Each of the delivery of a Borrowing Request or notice requesting the issuance, amendment, extension or renewal of a Letter of Credit and the acceptance by the Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by the Borrower and each other Loan Party that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in this Section 4.02 have been satisfied. The conditions set forth in this Section 4.02 are for the sole benefit of the Administrative Agent and each Lender and may be waived by the Administrative Agent and the Required Lenders, in whole or in part, without prejudice to the rights of the Administrative Agent or any Lender.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Each of Holdings and the Borrower represents and warrants to the Administrative Agent and the Lenders that:

Section 5.01. Existence, Qualification and Power; Compliance With Laws. Each Loan Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under

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the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (a), (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that this exception does not apply to clause (a) insofar as it relates to valid existence.

Section 5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law, except to the extent any contraventions, conflicts and violations described in clauses (b) or (c) (but excluding from this exception any such contraventions, conflicts or violations under any instrument or agreement relating to any public Indebtedness) individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No Loan Party or any of its Subsidiaries is in violation of any Law or in breach of any such Contractual Obligation, the violation or breach of which could be reasonably likely to have a Material Adverse Effect.

Section 5.03. Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

Section 5.04. Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors’ rights generally.

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Section 5.05. Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Holdings and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal quarter ended September 30, 2006, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the portion of the fiscal year ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 5.05(b) sets forth as of the Closing Date all material indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) Except as set forth on Schedule 5.05(d), as of the Closing Date none of Holdings, the Borrower and the Subsidiaries have any Off-Balance Sheet Liabilities.

Section 5.06. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Holdings and the Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings, the Borrower or any of the Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or

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(b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

Section 5.07. No Default. None of Holdings, the Borrower and the Subsidiaries are in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 5.08. Ownership of Property; Liens. (a) Each of Holdings, the Borrower and the Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in or a right to use, all real property necessary for the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of Holdings, the Borrower and the Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

(b) Schedule 5.08 sets forth (i) the correct address and a brief description of each real property that is owned and (ii) a brief description of the leases relating to each real property that is leased, in each case by Holdings, the Borrower or any Subsidiary as of the Closing Date after giving effect to the Transactions.

(c) As of the Closing Date, no Loan Party has received notice of, or has knowledge of, any pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation. Neither any Mortgaged Property nor any interest therein is subject to any right of first refusal, option or other contractual right to purchase such Mortgaged Property or interest therein.

Section 5.09. Environmental Compliance. Each of Holdings, the Borrower and the Subsidiaries is in compliance in all material respects with the requirements of existing Environmental Laws and there are no claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, except for any of the foregoing which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.10. Insurance. The properties of the Borrower and the Subsidiaries are insured with financially sound and reputable insurance companies reasonably acceptable to the Administrative Agent and Required Lenders not Affiliates of Holdings or the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies

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engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

Section 5.11. Taxes. Holdings, the Borrower and the Subsidiaries have filed all material Federal, state and local tax returns and reports required to be filed, and have paid all material Federal, state and local taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against Holdings, the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. None of Holdings or its Subsidiaries (including the Borrower) is party to any tax sharing agreement.

Section 5.12. ERISA Compliance.

(a) Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws, except for non-compliance that could not reasonably be expected to result in a Material Adverse Effect. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Holdings and the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Holdings, the Borrower and each ERISA Affiliate have made all required contributions to each Pension Plan, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan.

(b) There are no pending or, to the best knowledge of Holdings and the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan or Pension Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all such ERISA Events for which such liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect; (ii) none of Holdings, the Borrower and the ERISA Affiliates have incurred, or reasonably expect to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) none of Holdings, the Borrower and the ERISA Affiliates have incurred, or reasonably expect to incur, any material liability (and no event has occurred which, with the giving of notice

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under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) none of Holdings, the Borrower and the ERISA Affiliates have engaged in a transaction that could reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA.

Section 5.13. Subsidiaries. As of the Closing Date, (a) Holdings has (i) no Subsidiaries other than the Borrower and (ii) no Equity Interests in any other corporation or entity, and (b) the Borrower has (i) no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13 and (ii) no Equity Interests in any other corporation or entity other than those specifically disclosed in Part(b) of Schedule 5.13.

Section 5.14. Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a) Neither Holdings nor the Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of Holdings only, the Borrower only or of Holdings, the Borrower and the Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between Holdings or the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b) None of Holdings, the Borrower, any Person Controlling Holdings, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940. Neither the making of any Loan or the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of any such Act or any rule, regulation or order of the SEC thereunder.

Section 5.15. Disclosure. Holdings and the Borrower have disclosed or made available to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which either of them or any Subsidiary is subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished

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(whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Holdings and the Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of the preparation thereof.

Section 5.16. Compliance With Laws. Each of Holdings, the Borrower and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.17. Tax Shelter Regulations. Holdings and the Borrower do not intend to treat the Loans and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event Holdings or the Borrower determines to take any action inconsistent with such intention, such Person will promptly notify the Administrative Agent thereof. If Holdings or the Borrower so notifies the Administrative Agent, the Borrower acknowledges that one or more of the Lenders may treat its Loans as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.

Section 5.18. Intellectual Property; Licenses, Etc. Holdings, the Borrower and the Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses. To the knowledge of Holdings and the Borrower, none of its material IP Rights, slogans or advertising materials, products, processes, methods, substances, parts or other materials now employed by Holdings, the Borrower or any Subsidiary infringe in any material respect on any IP Rights or other material rights held by any other Person. No written claim or litigation regarding any of the foregoing is pending or, to the knowledge of Holdings and the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

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Section 5.19. Solvency. Immediately after the Transaction is consummated and after giving effect to the application of the proceeds of each Loan made on the Closing Date, each Loan Party will be Solvent.

Section 5.20. Collateral.

(a) The Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought) security interest in and Lien on the Collateral (to the extent such perfection may be obtained under New York law) and, when (i) financing statements and other filings in appropriate form are filed in the offices specified in Schedule 7 to the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Security Agreement), the Lien created by the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Security Agreement (other than to the extent the UCC is not applicable to perfection and priority of any Intellectual Property (as defined in the Security Agreement)), in each case subject to no Liens other than Permitted Liens.

(b) When the Security Agreement or a short form thereof is filed (including the payment of the appropriate fees) in the United States Patent and Trademark Office and the United States Copyright Office within the time period prescribed by applicable Law, the Lien created by such Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of grantors thereunder in the Intellectual Property (as defined in such Security Agreement), in each case subject to no Liens other than Permitted Liens.

(c) To the extent any Mortgage is duly executed and delivered after the Closing Date by the relevant Loan Party, such Mortgage will be effective to create, in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought) first priority Lien on and security interest in all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the

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proceeds thereof, and when the Mortgages are filed in the office specified in local counsel opinion delivered with respect thereto in accordance with the provisions of Section 6.13, the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than Liens reasonably acceptable to Administrative Agent.

(d) Each Security Document delivered pursuant to Section 6.13 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that available of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought) security interest in and Lien on all of the Loan Parties’ right, title and interest in and to the Collateral thereunder (to the extent such perfection may be obtained under New York law), and when all (i) appropriate filings or recordings are made in the appropriate offices as may be required under applicable Law, and (ii) possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by each Security Agreement) of the Collateral thereunder is obtained by the Collateral Agent to the extent required by applicable Law, such Security Document will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than Permitted Liens.

Section 5.21. Supply Agreements. As of the Closing Date, except as set forth on Schedule 5.21 hereof, the Loan Parties and their Subsidiaries have no written licensing or supply contracts with their Inventory suppliers pursuant to which the Borrower or its Subsidiaries purchase more than $10,000,000 in any fiscal year.

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ARTICLE 6

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than contingent indemnification obligations and expense reimbursement obligations not yet due and payable) shall remain unpaid or unsatisfied, Holdings and the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:

Section 6.01. Financial Statements. Deliver to the Administrative Agent and each Lender in form and detail reasonably satisfactory to the Administrative Agent:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower beginning with the fiscal year ending on December 30, 2006 (or any earlier date set for delivery thereof pursuant to any requirements of the SEC then applicable to the Borrower), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of PricewaterhouseCoopers LLP or other independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or any earlier date set for delivery thereof pursuant to any requirements of the SEC then applicable to the Borrower), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting, in all material respects, the consolidated financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) Monthly Reports. Within 30 days after the end of the first two months of each fiscal quarter, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such month, and the related consolidated statements of income, operations and cash flows for such month and for the then elapsed portion of the fiscal year, in comparative form with the figures for the comparable periods in the previous fiscal year, accompanied by a certificate of a financial officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of the date and for the periods specified in

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accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; and

(d) no later than 30 days after the beginning of each fiscal year of the Borrower, commencing with fiscal year 2008, a detailed consolidated budget on a quarterly basis for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the assumptions used in preparing such budget) prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent, and, as soon as practicable when available, any significant revisions of such budget approved by the Borrower’s board of directors.

As to any information contained in materials furnished pursuant to Section 6.02, the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

Section 6.02. Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), (i) a certificate of its independent certified public accountants stating that in making the examination of such financial statements no knowledge was obtained of any Default under any covenant contained in Section 7.03 (insofar as they relate to accounting matters) or, if any such Default shall exist, stating the nature and status of such event; and (ii) the management letter prepared by the Borrower’s independent certified public accountants in connection with the audit of such financial statements for delivery to the board of directors of the Borrower;

(b) concurrently with the delivery of the financial statements referred to in Section 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(c) concurrently with the delivery of the materials referred to in Section 6.01(a), (b) and (d), a discussion and analysis of the Borrower’s condition and results of operations, containing the substance required by form of Item 303 of Regulation S-K, as amended, from time to time by the SEC, and in a form reasonably satisfactory to the Administrative Agent;

(d) promptly after any written request by (i) the Administrative Agent or any Lender, copies of any written audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of

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the board of directors) of Holdings or the Borrower by independent accountants in connection with the audit of the financial statements of Holdings, the Borrower or any Subsidiary, and (ii) the Administrative Agent, in the event of any change in GAAP or in the application thereof that would affect the computation of any financial ratio or requirement set forth in any Loan Document, financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change;

(e) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Holdings or the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Holdings or the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(f) promptly and in any event within five Business Days after receipt thereof by Holdings or any Subsidiary (including the Borrower), copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable jurisdiction other than the United States) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of Holdings or such Subsidiary (including the Borrower); and

(g) promptly, such additional information regarding the business, financial or corporate affairs of Holdings or any Subsidiary (including the Borrower), or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings or the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on Holdings’ and the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) Holdings and the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) Holdings and the Borrower shall notify (which may

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be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance Holdings and the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent and each of the Lenders. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Holdings and the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor;” it being understood that Holdings and the Borrower shall have no obligation to mark any Borrower materials as “PUBLIC” (even if such Borrower Materials do not contain any material non-public information) and, in the absence of any such marking, such Borrower Materials shall not be deemed to be “PUBLIC.”

Section 6.03. Notices. Promptly notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default;

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(b) to the extent not previously reported pursuant to 6.01 or Section 6.02(f) or (g), of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including, without limitation, (i) any breach or non-performance of, or any default under, a Contractual Obligation of Holdings, the Borrower or any Subsidiary that has resulted or could reasonably be expected to result in a Material Adverse Effect; (ii) any dispute, litigation, investigation, proceeding or suspension between Holdings, the Borrower or any Subsidiary and any Governmental Authority (including pursuant to any applicable Environmental Laws or in respect of taxes) that has resulted or could reasonably be expected to result in a Material Adverse Effect; (iii) the commencement of, or any material development in, any litigation or proceeding affecting Holdings, the Borrower or any Subsidiary (including pursuant to any applicable Environmental Laws) that has resulted or could reasonably be expected to result in a Material Adverse Effect; or (iv) any noncompliance by Holdings or any Subsidiary (including the Borrower) with any Environmental Laws that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) of the occurrence of any material ERISA Event; or

(d) of any material change in accounting policies or financial reporting practices by Holdings, the Borrower or any Subsidiary.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 6.04. Payment of Obligations. Pay and discharge as the same shall become due and payable, (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Holdings, the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien not otherwise permitted hereunder upon its property, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Holdings, the Borrower or such Subsidiary; (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness; and (d) all other obligations and liabilities except, in the case of this clause (d), to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect.

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Section 6.05. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights (charter and statutory), privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

Section 6.06. Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, (b) make all necessary repairs thereto and renewals and (subject to the provisions of 2.03(b)) replacements thereof, (c) use the standard of care typical in the industry in the operation and maintenance of its facilities and (d) make all payments and otherwise perform all obligations in respect of all leases of real property to which the Borrower or any Subsidiary is a party, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each Subsidiary to do so, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.07. Maintenance of Insurance. (a) Maintain with financially sound and reputable insurance companies reasonably acceptable to the Administrative Agent not Affiliates of Holdings or the Borrower (provided that, if any such insurance company shall at any time become financially unsound or disreputable, there shall be no breach of this provision in the event that the Borrower promptly (and in any event within 60 days of such date) obtains insurance from an alternative insurance carrier that is financially sound and reputable), insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance and (b) cause the Administrative Agent, for the ratable benefit of the Secured Parties, to be named in each such policy as secured party or mortgagee and sole loss payee or additional insured, in a manner reasonably acceptable to the Administrative Agent.

Section 6.08. Compliance With Laws. (a) Comply in all material respects with the requirements of all Laws (including all applicable Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, (b) obtain and renew all permits required under any Environmental

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Laws and necessary for its operations and properties and (c) conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties to the extent required by Environmental Laws, except in such instances in which (i) any requirement of Law or order, writ, injunction or decree described in clause (a), any requirement to obtain or renew permits described in clause (b), or any cleanup, removal or action described in clause (c), is being contested in good faith by appropriate proceedings diligently conducted and appropriate reserves are being maintained; or (ii) the noncompliance therewith could not reasonably be expected to have a Material Adverse Effect.

Section 6.09. Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity in all material respects with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Holdings, the Borrower or such Subsidiary, as the case may be.

Section 6.10. Inspection Rights; Information Regarding Collateral. (a) Permit representatives and independent contractors of the Administrative Agent and each Lender desiring to accompany the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of Holdings and the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance written notice to the Borrower; provided, however, that (i) so long as no Event of Default exists, Holdings and the Borrower shall not be required to pay for more than two inspections per fiscal year and (ii) when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Holdings and the Borrower at any time during normal business hours and without advance notice.

(b) Holdings or the Borrower will furnish to the Administrative Agent prompt written notice of any change in (i) any Loan Party’s corporate name or any trade name used to identify it in the conduct of its business or any Loan Party’s chief executive office, its principal place of business, or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (ii) any Loan Party’s identity or corporate structure or (iii) any Loan Party’s Federal Taxpayer Identification Number. Holdings and the Borrower will not effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC and all other actions have been taken that are required so that such change will not at any time adversely affect the validity, perfection or priority of any Transaction Lien on any

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of the Collateral. Holdings and the Borrower will also promptly notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

Section 6.11. Use of Proceeds. Use the proceeds of the Loans exclusively (i) to refinance Indebtedness outstanding under the Existing Credit Agreement, (ii) to pay fees and expenses incurred in connection with the Transaction and (iii) for working capital or other general corporate purposes of the Borrower or its Subsidiaries.

Section 6.12. Additional Subsidiaries. (a) Within ten Business Days after any additional Subsidiary is formed or acquired after the Closing Date, notify the Administrative Agent and the Lenders thereof and cause any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party to be added to the Collateral (except that the Loan Parties shall not be required to pledge more than 66% of the outstanding voting Equity Interests in any first-tier Foreign Subsidiary and shall not be required to pledge any of the Equity Interests in any Foreign Subsidiary that is not a first-tier Foreign Subsidiary); and (b) if such Subsidiary is a Domestic Subsidiary, (i) promptly cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary, whereupon such Subsidiary will become a “Guarantor” and “Lien Grantor” for purposes of the Loan Documents and (ii) deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

Section 6.13. Security Interests; Further Assurances. (a) Within 60 days after the Closing Date, deliver to the Administrative Agent evidence satisfactory to it that the lockbox and concentration account arrangements contemplated by the Security Agreement have been established.

(b) Execute and deliver any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and obtaining the execution of collateral access or similar agreements), that may be required under any applicable Law, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the Borrower’s expense; and provide to the Administrative Agent, from time to time upon written request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Transaction Liens created or intended to be created by the Security Documents.

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(c) If any material assets (including any real property or improvements thereto or any interest therein, in each case valued in excess of $500,000) are acquired by Holdings, the Borrower or any other Loan Party after the Closing Date (other than assets constituting Collateral that become subject to Transaction Liens upon acquisition thereof), notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, cause such assets to be subjected to a Transaction Lien securing the Secured Obligations and take, or cause the relevant Subsidiary to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Transaction Lien (including actions described in Section 6.13(b)), all at the Borrower’s expense.

(d) If an Event of Default has occurred and is continuing and the Administrative Agent or Required Lenders have so requested, cause any assets identified by such Persons to be subjected to a Transaction Lien securing the Secured Obligations and take, or cause the relevant Subsidiary to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Transaction Lien, including actions described in Section 6.13(a), all at the Borrower’s expense.

Section 6.14. Interest Rate Protection. As promptly as practicable, and in any event within 30 days after the Closing Date, the Borrower will enter into and will maintain in effect for a period of two years from the Closing Date, one or more interest rate protection agreements on such terms and with such Lenders, the Administrative Agent or any of their respective Affiliates as shall be reasonably satisfactory to the Administrative Agent, to the extent necessary in order that after giving effect thereto, the interest cost to the Borrower with respect to a principal amount equal to at least 45% of the sum of the aggregate principal amount of the Loans and the Senior Subordinated Notes shall be at a fixed or capped rate.

Section 6.15. Designated Senior Debt. The Obligations will at all times constitute “Senior Debt” and “Designated Senior Debt” under and as defined in the Subordinated Debt Documents. No other Indebtedness or obligations, other than Indebtedness under the Term Loan Facility, will at any time constitute “Designated Senior Debt” under and as defined in the Subordinated Debt Documents.

Section 6.16. Borrowing Base-Related Reports. The Borrower shall deliver or cause to be delivered (at the expense of the Borrower) to the Collateral Agent and the Administrative Agent, (a) in no event less frequently than ten (10) Business Days after the end of each month for the month most recently ended, unless the Borrower elects to so deliver more frequently (provided that the Borrower has delivered to Collateral Agent a roll forward calculation of the Borrowing Base and Excess Availability from the time period covered by the delivery of the monthly Borrowing Base Certificate), a Borrowing Base

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Certificate together with such supporting detail and documentation as shall be requested by the Administrative Agent in its reasonable credit judgment; provided that upon the occurrence and during the continuance of a Specified Default or at any time that Excess Availability is less than (x) 15% of the Borrowing Base for five consecutive Business Days or (y) if 15% of the Borrowing Base is less than $12.5 million at any time, $12.5 million, such Borrowing Base Certificate shall be furnished on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday until such Specified Default is no longer continuing or until Excess Availability is greater than or equal to (x) 15% of the Borrowing Base for five consecutive Business Days or (y) if 15% of the Borrowing Base is less than $12.5 million at any time, $12.5 million, at which time Borrowing Base Certificates will again be furnished only monthly, and (b) such other information regarding the Borrowing Base or the Collateral, as the Administrative Agent may reasonably request.

Section 6.17. Borrowing Base Verification; Inventory Appraisals. After reasonable prior notice to the Borrower (unless an Event of Default then exists in which case no such prior notice shall be required), any of the Administrative Agent’s and Collateral Agent’s officers, employees or agents shall have the right, at any time or times, in the name of the Administrative Agent or Collateral Agent, as applicable, any designee of the Administrative Agent, Collateral Agent or the Borrower, to verify the validity, amount or any other matter relating to Accounts or Inventory by mail, telephone, electronic communication, personal inspection or otherwise and to conduct field audits of the financial affairs and Collateral of the Loan Parties. The Borrower shall cooperate fully with the Administrative Agent and Collateral Agent in an effort to facilitate and promptly conclude any such verification process, and the Loan Parties shall cooperate fully with the Collateral Agent and its agents during all Collateral field audits and Inventory Appraisals. Without limiting the foregoing, the Loan Parties acknowledge that the Collateral Agent and/or Administrative Agent may undertake up to three Inventory Appraisals and three commercial finance examinations each fiscal year, in each case at the Loan Parties’ sole cost and expense, provided that, (i) from and after the Closing Date, (x) if average Excess Availability for the fiscal month then most recently ended is greater than $20,000,000 and less than $60,000,000, then only two such Inventory Appraisals and commercial financial examinations shall be conducted in such fiscal year and (y) if average Excess Availability for the fiscal month then most recently ended is greater than $60,000,000, then only one such Inventory Appraisal and commercial financial examination shall be conducted in such fiscal year and (ii) notwithstanding the foregoing, such audits and Inventory Appraisals may be conducted as frequently as the Collateral Agent reasonably requests at any time when an Event of Default has occurred and is continuing. The initial field audit and Inventory Appraisal referred to in clause (l) of Section 4.01 shall be completed within 30 days after the Closing Date, at the Borrower’s sole cost and expense.

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Section 6.18. Physical Inventories. At its own expense, Borrower and its Subsidiaries shall conduct cycle counts of its Inventory at such times and following such methodology as is consistent with past practices. Following the completion of such cycle counts, the Borrower and its Subsidiaries shall promptly adjust their perpetual inventory reporting system and general ledgers, if and to the extent necessary to reflect the results of such cycle counts.

ARTICLE 7

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than contingent indemnification obligations and expense reimbursement obligations not yet due and payable) shall remain unpaid or unsatisfied, Holdings and the Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly:

Section 7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) the Transaction Liens and the Liens granted in connection with the Term Loan Facility;

(b) Liens existing on the date hereof and listed on Schedule 7.01 (including Liens securing Indebtedness permitted under Section 7.03(d)) and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(d);

(c) Liens for taxes, assessments and other governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

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(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) (i) “Permitted Encumbrances” (as defined in any Mortgage) and (ii) encumbrances and restrictions on real property (including easements, covenants, rights-of-way and similar restrictions and encumbrances affecting real property) which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the use of such property;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;

(i) Liens arising under capital leases permitted under Section 7.03(j)(x) or sale and leaseback transactions permitted by Section 7.05(e); provided that such Liens do not at any time encumber any property other than the property subject to such Capital Lease or sale and leaseback transaction;

(j) Liens securing Indebtedness permitted under Section 7.03(j)(y); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(k) (i) Liens on any assets acquired pursuant to a Permitted Acquisition and existing on such assets at the time of acquisition thereof; provided that such Liens (x) do not secure Indebtedness and (y) were not created in contemplation of such acquisition, and (ii) Liens securing Indebtedness permitted under Section 7.03(h)(y);

(l) to the extent they constitute Liens, interests of vendors and interests of lessors under operating leases, in each case in the ordinary course of business;

(m) statutory rights of setoff or other Liens existing on the Closing Date, in each case with respect to deposit accounts;

(n) Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition;

(o) the filing of financing statements solely as a precautionary measure in connection with operating leases or consignment of goods; and

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(p) Liens not otherwise permitted by the foregoing clauses (a) through (o) securing Indebtedness and other obligations in an aggregate principal amount at any time outstanding not to exceed $5,000,000.

Section 7.02. Investments. Make any Investments, except:

(a) Investments held by Holdings, the Borrower or such Subsidiary in the form of cash or Permitted Investments;

(b) advances to officers, directors and employees of Holdings, the Borrower and the Subsidiaries in an aggregate amount not to exceed $1,000,000 at any time outstanding, for travel, entertainment, relocation, payroll advance and analogous ordinary business purposes;

(c) Investments of the Borrower in any Subsidiary that is a Guarantor and Investments of any Guarantor in the Borrower or in any Subsidiary that is a Guarantor;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees permitted by Section 7.03;

(f) Permitted Acquisitions; provided that after giving pro forma effect in accordance with Section 7.15 to such Permitted Acquisitions and any Credit Extensions made in accordance therewith, (i) Excess Availability shall be not less than $30,000,000 and (ii) the Consolidated Fixed Charge Coverage Ratio shall be at least 1.1 to 1.0.

(g) Investments existing on the date hereof, as set forth on Schedule 7.02;

(h) Investments constituting consideration received for any Disposition permitted by Section 7.05;

(i) Investments received from any past, present or future employee, consultant or director of Holdings, the Borrower or any Subsidiary as consideration for the acquisition by such Person of Equity Interests in Holdings;

(j) Investments constituting Capital Expenditures permitted by Section 7.13;

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(k) Investments constituting Holdings Administrative Advances; provided that the aggregate amount thereof in any fiscal year, together with the aggregate amount of Restricted Payments made in such fiscal year in reliance on Section 7.06(e), does not exceed $500,000 (or, following an Initial Public Offering, $1,500,000);

(l) Investments constituting Swap Contracts permitted by Section 7.03(g);

(m) Investments solely to the extent financed with proceeds of the issuance and sale of Equity Interests to the Equity Investors for the purpose of financing such Investments;

(n) the Borrower and its Subsidiaries may make prepayments and deposits to suppliers in the ordinary course of business; and

(o) other Investments (but excluding Permitted Acquisitions), provided that the aggregate amount of such Investments made in reliance on this clause (o) does not exceed $10,000,000.

Section 7.03. Indebtedness; Off-Balance Sheet Liabilities. Create, incur, assume or suffer to exist any Indebtedness or Off-Balance Sheet Liabilities, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness under the Term Loan Facility;

(c) Indebtedness under the Senior Subordinated Notes;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) any Indebtedness that is subordinated to the Obligations shall not be refinanced except on subordination terms at least as favorable to the Lenders and no more restrictive on the Borrower than the subordinated Indebtedness that is being refinanced;

(e) Guarantees of the Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Subsidiary that is a Guarantor;

(f) intercompany Indebtedness between or among the Loan Parties;

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(g) obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract required by Section 6.14, or any other Swap Contract, provided that with respect to any such other Swap Contract (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(h) (x) unsecured subordinated Indebtedness of Holdings incurred to finance a Permitted Acquisition permitted by Section 7.02(f) and owed to the sellers of the capital stock, securities or assets acquired thereby, so long as (i) the terms of such Indebtedness shall be no more restrictive on Holdings, the Borrower and its Subsidiaries than the terms of the Seller Notes or on terms otherwise acceptable to the Administrative Agent, (ii) such Indebtedness will be subordinated to Obligations under the Loan Documents on terms no less favorable to the Lenders than the terms of subordination contained in the Seller Notes, or on terms otherwise acceptable to the Administrative Agent, (iii) the maturity date of such Indebtedness is at least 366 days after the Loan Maturity Date and (iv) any interest payable on such Indebtedness prior to the date that is 366 days after the Loan Maturity Date is payable in kind by adding such interest to the principal amount of such Indebtedness; and (y) Indebtedness of any Person acquired pursuant to a Permitted Acquisition and existing at the time of such acquisition and not incurred in contemplation thereof (but excluding Indebtedness incurred pursuant to credit facilities, receivable financings, mezzanine financings, note placements and similar transactions); provided that the aggregate principal amount of Indebtedness permitted by this clause (h)(y) (together with all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (h)(y)) shall not exceed $15,000,000 at any time outstanding;

(i) unsecured subordinated Indebtedness of Holdings incurred to repurchase any Equity Interests to the extent such repurchase is permitted by Section 7.06(d) (without giving effect to clause (B) thereof); provided that the terms of such Indebtedness shall be reasonably satisfactory to the Administrative Agent;

(j) (x) Indebtedness in respect of capital leases to finance Capital Expenditures permitted by Section 7.13 and (y) Indebtedness in respect of purchase money obligations in order to finance Capital Expenditures permitted by Section 7.13; provided that (A) such Indebtedness is incurred before or within 90 days after the acquisition or the completion of such construction or improvement

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of such fixed or capital assets and (B) the aggregate principal amount of Indebtedness permitted by clause (y) (together with all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (j)(y)) shall not exceed $10,000,000 at any time outstanding;

(k) sale and leaseback transactions permitted by Section 7.05(e);

(l) Indebtedness of Holdings under any Holdings Administrative Advance permitted under Section 7.02(k);

(m) Off-Balance Sheet Liabilities constituting Capital Expenditures permitted by Section 7.14;

(n) (i) obligations of the Borrower under performance bonds supporting workers’ compensation obligations, and (ii) obligations of the Borrower under performance and surety bonds or other similar instruments entered in the ordinary course of business;

(o) Indebtedness constituting the obligation to make purchase price adjustments and indemnities in connection with Permitted Acquisitions;

(p) without duplication of any other Indebtedness, non-cash accruals of interest, accretion or amortization of original issue discount and payment-in-kind interest with respect to Indebtedness permitted hereunder;

(q) any Indebtedness that replaces or refinances any other Indebtedness initially incurred under any of clauses (h)(y), (j)(y), (i) or (r) of Section 7.03, as long as, after giving effect thereto (i) the principal amount of the Indebtedness outstanding at such time is not increased (except by the amount of any accrued interest, reasonable closing costs, expenses, fees, and premium paid in connection with such extension, renewal or replacement), (ii) the result of such refinancing of or replacement shall not be an earlier maturity date or decreased weighted average life, (iii) the holders of such refinancing Indebtedness are not afforded covenants, defaults, rights or remedies, taken as a whole, which are materially more burdensome to the obligor or obligors than those contained in the Indebtedness being extended, renewed or replaced, (iv) the obligor or obligors under any such refinancing Indebtedness and the collateral, if applicable, granted pursuant to any such refinancing Indebtedness are the same (or in the case of collateral, the same or less than) as the obligor(s) and collateral under the Indebtedness being extended, renewed or replaced, (v) the subordination, to the extent applicable, and other material provisions of the refinancing Indebtedness are no less favorable to the Lenders than those terms of the Indebtedness being refinanced, and (vi) the refinancing Indebtedness is not exchangeable or convertible into any other Indebtedness which does not comply with clauses (i) through (v) above (a “Permitted Refinancing”);

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(r) unsecured Indebtedness incurred if and to the extent that before and after giving effect thereto, (i) the Consolidated Interest Coverage Ratio for the Borrower’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the incurrence thereof and determined in accordance with Section 7.15 would have been at least 2.0 to 1.0 and (ii) no Default shall have occurred and be continuing; and

(s) unsecured Indebtedness not otherwise permitted under this Section 7.03 in an aggregate principal amount not to exceed $10,000,000 at any time outstanding.

Section 7.04. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (other than as permitted under Section 7.05) (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Event of Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Subsidiary that is a Guarantor is merging with another Subsidiary, the Subsidiary that is the Guarantor shall be the continuing or surviving Person;

(b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be the Borrower or a Guarantor; and

(c) a Permitted Acquisition may be consummated in the form of a merger or consolidation to the extent that a Loan Party is the surviving Person.

Section 7.05. Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete, excess, damaged, no longer useful or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) (i) Dispositions of inventory in the ordinary course of business, (ii) Dispositions of equipment to the extent such equipment is exchanged for credit against the purchase price of similar replacement property, and (iii) Dispositions of overdue accounts receivable in the ordinary course of business and consistent with the past practices of the business of the Borrower;

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(c) Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or another Subsidiary that is a Guarantor;

(d) Dispositions of Investments permitted by Sections 7.02 and Dispositions permitted by 7.04;

(e) Dispositions by the Borrower and its Subsidiaries of property pursuant to sale and leaseback transactions, provided that the lesser of book value and fair market value of all property so Disposed of shall not exceed $5,000,000 from and after the Closing Date;

(f) licenses of intellectual property in the ordinary course of business;

(g) the Retail Facilities Disposition; provided that the Net Cash Proceeds shall be deposited upon receipt in the Retail Facilities Proceeds Account and shall be available to the Borrower solely to finance Permitted Acquisitions in accordance with Section 7.02(f), to purchase assets used or useful in the business of the Borrower and its Subsidiaries (other than pursuant to Permitted Acquisitions) or to repay the Loans and interest thereon;

(h) Non-Core Dispositions; and

(i) Any Disposition by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.05 so long as the Net Cash Proceeds received pursuant to any such single Disposition or series of related Dispositions do not exceed $10,000,000;

provided, however, that any Disposition pursuant to the foregoing clauses shall be for at least fair market value and any Disposition pursuant to clauses (g), (h) and (i) shall be for at least 75% cash consideration payable at the closing of such Disposition.

Section 7.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) each Subsidiary may make Restricted Payments to the Borrower and to wholly-owned Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Subsidiary, to the Borrower and any Subsidiary and to each other owner of capital stock or other Equity Interests of such Subsidiary on a pro rata basis based on their relative ownership interests);

Keystone Revolving Credit Agreement

(b) Holdings, the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) Holdings, the Borrower and each Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or other common Equity Interests with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(d) Holdings may, and the Borrower may declare or pay cash dividends to Holdings for Holdings to, repurchase, redeem or otherwise acquire or retire for value any Equity Interests of Holdings held by any past, present or future employee, consultant (other than the Sponsor) or director of Holdings, the Borrower or any Subsidiary pursuant to any management equity, subscription agreement, stock option agreement, shareholders agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed the sum of (A) $2,000,000 in any calendar year with unused amounts pursuant to this clause (A) in any calendar year being carried over to succeeding calendar years plus (B) the cash proceeds of any “key man” life insurance received (not included in Consolidated Net Income) that are used to make such redemptions, repurchases, redemptions, acquisitions or retirements;

(e) Holdings may, and the Borrower may declare or pay cash dividends to Holdings not to exceed (together with any Holdings Administrative Advances) $500,000 in any fiscal year (or, following an Initial Public Offering, $1,500,000) for general administrative costs and expenses incurred by Holdings to the extent attributable to its capacity as a holding company of the Borrower;

(f) for so long as the Borrower is a member of a group filing a consolidated or combined tax return with Holdings, payments to Holdings in respect of an allocable portion of the tax liabilities of such group that is attributable to the Borrower and its Subsidiaries (“Tax Payments”); provided that the aggregate Tax Payments made since the date hereof shall not exceed the lesser of (i) the aggregate amount since the date hereof of the relevant tax (including any penalties and interest) that the Borrower would owe if the Borrower were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any available carryovers and carrybacks of tax attributes (such as net operating losses) of the Borrower and such Subsidiaries from other taxable years and, if the Borrower is a limited liability company or a partnership, treating the Borrower as if it were a corporation, and (ii) the aggregate amount of the relevant tax that Holdings actually owes to the appropriate taxing authority after the date hereof and provided, further, that any Tax Payments received from the Borrower

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shall be paid over to the appropriate taxing authority within 30 days of Holdings’ receipt of such Tax Payments or refunded to the Borrower;

(g) Borrower may pay cash dividends to Holdings for Holdings to pay at stated maturity the principal amount of the Seller Note and interest thereon; provided that (i) such dividend shall be made not more than three Business Days prior to such stated maturity date, (ii) prior to and immediately after giving effect to such proposed action, no Default shall exist or would result from such action and (iii) after giving pro forma effect to such proposed action, (x) there shall be Excess Availability of at least $30,000,000 and (y) the Consolidated Fixed Charge Coverage Ratio for the most recent Test Period shall be at least 1.1 to 1.0;

(h) on or after the end of the first fiscal quarter of the Borrower ending after the third anniversary of the issuance of the Seller Note, Holdings may, and the Borrower may declare or pay cash dividends to Holdings to, pay up to 50% of the then outstanding aggregate principal amount of the Seller Note, together with accrued and unpaid interest on the amount so repaid, as provided in Section 3(a) of the Seller Note; provided that (A) the Payment Conditions are met and (B) the Consolidated Leverage Ratio (determined for the four fiscal quarters most recently ended) is less than 3.00 to 1.00 both immediately before and immediately after giving pro forma effect to such payment;

(i) upon the consummation of an Initial Public Offering, Holdings may pay, out of (and (up to an amount equal to) the Holdings Share of IPO Proceeds (as defined below), up to the then outstanding aggregate principal amount of the Seller Note, together with accrued and unpaid interest on the amount so repaid, as provided in Section 3(c) of the Seller Note; provided that (A) the Payment Conditions are met and (B) the Consolidated Leverage Ratio (determined for the four fiscal quarters then most recently ended) is less than 3.00 to 1.00 both immediately before and immediately after giving pro forma effect to such payment (as used in this clause (i), “Holdings Share of IPO Proceeds” means the portion of Net Cash Proceeds from an Initial Public Offering that are not required to be applied to prepay loans pursuant to Section 2.03(c) of the Term Loan Agreement);

(j) Holdings, the Borrower and each Subsidiary may make voluntary or optional prepayments of Indebtedness under the Loan Documents;

(k) Holdings, the Borrower and each Subsidiary may make voluntary or optional prepayments in connection with a Permitted Refinancing of Indebtedness of such Person otherwise permitted hereunder;

(l) Holdings and the Borrower may make Restricted Payments with the proceeds of any contribution to common equity of Holdings by the Equity Investors (which contribution is simultaneously contributed to the Borrower), but

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excluding any proceeds of Initial Public Offerings, provided that (i) such Restricted Payment is made within 30 days after the receipt of such contribution and (ii) no Event of Default exists or would result from such Restricted Payment; and

(m) so long as the Payment Conditions are met, the Borrower and each Subsidiary may make mandatory payments of principal, or offers of payment, in respect of Indebtedness of such Person that is subordinated in right of payment to the Obligations.

Section 7.07. Change in Nature of Business. (a) Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related, complementary or incidental thereto or reasonable extensions thereof (other than non-core businesses acquired in connection with a Permitted Acquisition) or (b) in the case of Holdings, create or acquire any subsidiary.

Section 7.08. Transactions With Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to:

(a) transactions between or among the Borrower and any Subsidiary that is a Guarantor or between and among any Subsidiaries that are Guarantors;

(b) payment of reasonable directors fees to Persons who are not otherwise Affiliates of Holdings and its Subsidiaries and customary indemnification agreements with directors and officers of Holdings and its Subsidiaries;

(c) Restricted Payments that are permitted under Section 7.06;

(d) transactions or payments pursuant to any employee compensation or benefit plans or arrangements entered into in the ordinary course of business and approved by the board of directors of Holdings or the Borrower;

(e) transactions with a Person that is an Affiliate (but not a Subsidiary) of Holdings solely because Holdings owns, directly or through a Subsidiary, an Equity Interest in, or controls, such Person;

(f) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms hereof that are on terms no less favorable than those that would have been obtained in a comparable transaction with an

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unrelated party or on terms that are approved by the Company’s Board of Directors, including a majority of the disinterested directors;

(g) Investments that are permitted under Section 7.02(b);

(h) Indebtedness that is permitted under Sections 7.03(e) and 7.03(f);

(i) the Transaction;

(j) payments by the Borrower or any of its Subsidiaries to the Sponsor made for any financial advisory or consulting services in an aggregate amount (including payments (excluding annual management fees) made pursuant to any contract in effect on the date hereof, including the Bain Advisory Agreement) not to exceed $2,000,000 in any twelve-month period, which payments are approved in good faith by the board of directors of the Borrower; and

(k) transactions pursuant to (i) the Bain Advisory Agreement or the Advent Advisory Agreement (including, in each case, any annual management fees thereunder) or (ii) any contract or agreement in effect on the date hereof and listed in Schedule 7.08, as any such contract or agreement listed on such Schedule may be amended, modified or replaced from time to time so long as the amended, modified or new agreements, taken as a whole, are no less favorable to Holdings and its Subsidiaries than those in effect on the date hereof.

Section 7.09. Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person (provided that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(d) and 7.03(j) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness); except for such encumbrances or restrictions existing under or by reason of (A) applicable Law; (B) customary provisions restricting subletting, encumbering or assignment of any lease governing a leasehold interest of a Borrower or any other Loan Party; (C) customary provisions restricting assignment of any agreement entered into by a Borrower or any other Loan Party in the ordinary course of business; (D) any holder of a Lien permitted by Section 7.01 may restrict the transfer of the asset or assets subject thereto; (E) customary restrictions and conditions contained in any agreement relating to the sale of any assets permitted under Section 7.05 pending the consummation of such sale; (F) any agreement in effect at the time such Subsidiary is a Subsidiary of a Borrower, so long as such agreement was not entered into in contemplation of such Person

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becoming a Subsidiary of such Borrower; (G) restrictions which are not more restrictive than those contained in this Agreement or contained in any document governing Indebtedness incurred after the Closing Date that is permitted to be incurred pursuant to Section 7.03; or (H) in the case of any joint venture which is not a Loan Party, restrictions in such Person’s organizational or governing documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Equity Interests of or assets held in the subject joint venture or other entity or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; provided that this Section 7.09 shall not prohibit any provision of (A) the Senior Subordinated Notes or (B) the Term Loan Facility that, in either case, expressly permits the Transaction Liens, the Guaranties and the other terms of the Loan Documents.

Section 7.10. Use of Proceeds. Use the proceeds of any Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

Section 7.11. Amendment of Material Documents. Amend, modify or waive any of its rights under (i) any Subordinated Debt Document or (ii) its Organization Documents, in each case in a manner that is materially adverse to the Lenders (as determined by the Arrangers in their sole discretion).

Section 7.12. Fiscal Periods. Change its fiscal year or fiscal quarter from those in effect on the date hereof.

Section 7.13. Capital Expenditures. Make or, without duplication, become legally obligated to make, any Capital Expenditure (excluding normal replacements and maintenance which are properly charged to current operations), except for (i) Capital Expenditures not exceeding, in the aggregate for Holdings and its Subsidiaries, in any fiscal year, the Capex Basket Amount for such fiscal year minus the aggregate amount of consideration with respect to Permitted Acquisitions consummated during such fiscal year in reliance on clause (f) of Section 7.02 and (ii) any Capital Expenditures to the extent financed with the issuance and sale of Equity Interests to the Equity Investors for the purpose of financing such Capital Expenditures.

Section 7.14. Financial Covenants. During the continuance of a Covenant Compliance Event, permit the Consolidated Fixed Charge Coverage Ratio, calculated as of the last day of the four consecutive fiscal quarters of the Loan Parties then last ended (in each case taken as one accounting period) for which financial statements have been delivered to the Administrative Agent pursuant to Section 6.01(a) or (b) (the “Test Period”), to be less than 1.0 to 1.0.

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As used herein, a “Covenant Compliance Event” (i) shall occur at any time if the Excess Availability Requirement is not met at such time and (ii) shall be deemed to be continuing until the Excess Availability Requirement has been met after such occurrence for a full fiscal month thereafter.

Section 7.15. Pro-forma Calculations. Any determination of the Consolidated Interest Coverage Ratio, the Consolidated Fixed Charge Coverage Ratio or Consolidated Adjusted EBITDA for any four consecutive quarter period (a “Determination Period”) during which a Permitted Acquisition has been consummated (or, for purposes of determining whether the conditions set forth in clause (i) of the definition of “Permitted Acquisition” or in Section 7.02(f) are satisfied) shall be made as follows: (1) all components of the Consolidated Interest Coverage Ratio, the Consolidated Fixed Charge Coverage Ratio and Consolidated Adjusted EBITDA shall be calculated as if such Permitted Acquisition had occurred on the first day of the relevant Determination Period, and (2) such components may, at the option of the Borrower, be adjusted to give effect to Pro-Forma Adjustments. “Pro-Forma Adjustments” means, with respect to any Permitted Acquisition, any synergies or reductions, including without limitation operating expense reductions, that (x) would be permitted to be included in a pro-forma calculation by an acquiror company under Regulation S-X of the Securities Act of 1933, as amended, if such acquiror company were to acquire the business or assets acquired pursuant to such Permitted Acquisition, or (y) are otherwise reasonably estimated by the Borrower in good faith and on the basis of reasonable assumptions to be realized within 12 months of the date of consummation of such Permitted Acquisition, so long as such synergies or reductions are set forth in the Permitted Acquisition Certificate delivered by the Borrower to the Administrative Agent with respect to such Permitted Acquisition. For purposes of any such determination, Pro-Forma Adjustments for any Permitted Acquisition shall be allocated to the fiscal quarter in which such Permitted Acquisition is consummated and the immediately preceding two consecutive fiscal quarters on a simple arithmetic basis. In addition, when determining on any date whether the conditions set forth in clause (i) of the definition of “Permitted Acquisition” or in Section 7.02(f) are satisfied on any date, the Consolidated Interest Coverage Ratio, the Consolidated Fixed Charge Coverage Ratio and the Consolidated Adjusted EBITDA to be used shall be those set forth in the Compliance Certificate most recently delivered prior to such date, adjusted to give pro-forma effect (in accordance with this Section 7.15) to all Permitted Acquisitions consummated (or proposed to be consummated) after the last day of the fiscal quarter with respect to which such Compliance Certificate was delivered and on or prior to such date. In the event that (i) the Borrower or any of its Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems any Equity Interests in any case subsequent to the commencement of the period for which the Consolidated Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Consolidated Fixed

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Charge Coverage Ratio is made, then the Consolidated Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Equity Interests, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

ARTICLE 8

EVENTS OF DEFAULT AND REMEDIES

Section 8.01. Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five Business Days after the same becomes due, any interest on any Loan, or any commitment or other fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.05(a), 6.10(a), 6.11, 6.12, 6.15, 6.16 (after a two (2) Business Day grace period) or 6.17 or Article 7; or

(c) Other Defaults. (i) Any Loan Party fails to perform or observe any other covenant or agreement (other than those covered by subsection (a) or (b) above) on its part to be performed or observed and (x) if such covenant or agreement is contained in Section 6.03, such failure continues for five Business Days, (y) if such covenant or agreement is contained in Section 6.07, such failure continues for five Business Days after written notice thereof from the Administrative Agent to the Borrower or (z) otherwise, such failure continues for 30 days after written notice thereof from the Administrative Agent to the Borrower; (ii) there occur any uninsured losses to Collateral which would reasonably be expected to result in a Material Adverse Effect; (iii) the termination of any Guaranty (except for the release or termination of Guarantees as may otherwise be permitted under this Agreement); or (iv) the suspension or termination of the business as conducted by the Borrower on the date of this Agreement; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

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(e) Cross-Default. The Borrower or any Subsidiary (A) fails to pay any principal or interest when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, but after the expiration of any applicable grace periods) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required and after the expiration of any applicable grace periods, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 consecutive days after its issue or levy; or

(h) Judgments. There is entered against the Borrower or any Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage or indemnities from indemnitors reasonably satisfactory to the Administrative Agent), and (i) such judgment or order is undischarged, unvacated, unstayed or not fully bonded

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within 30 consecutive days after its entry or (ii) enforcement proceedings are commenced by any creditor to attach or levy upon any assets of any Loan Party to enforce such judgment or order; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations (other than contingent indemnification obligations and expense reimbursement obligations not yet due and payable), ceases to be in full force and effect in any material respect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document;

(k) Invalidity of Security Interests. Any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by, and subject to the limitations set forth in, the applicable Security Document, except (i) as a result of a sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents, (ii) as a result of the Administrative Agent’s failure to maintain possession of any stock certificates, promissory notes or other documents delivered to it under the Security Agreement or (iii) to the extent the perfection of such Lien is pending following the timely filing of documentation sufficient under applicable Law to perfect such Liens; or

(l) Change of Control. There occurs any Change of Control.

Section 8.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

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(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.

ARTICLE 9

THE AGENTS

Section 9.01. Appointment and Authorization. Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, and neither the Syndication Agent nor the Documentation Agent shall have any duties or responsibilities under this Agreement in their capacity as such. No Agent shall have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 9.02. Delegation of Duties. Any Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other

Keystone Revolving Credit Agreement

consultants or experts concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

Section 9.03. Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

Section 9.04. Reliance by Agents.

(a) Any Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Any Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Any Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

Keystone Revolving Credit Agreement

(b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 9.05. Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with Article 8; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06. Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly

Keystone Revolving Credit Agreement

required to be furnished to the Lenders by the Administrative Agent herein, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07. Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each of the Administrative Agent and the Collateral Agent (and their officers, directors, employees, agents and attorneys in fact which are acting on behalf of the Administrative Agent or the Collateral Agent) (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each of the Administrative Agent and the Collateral Agent (and their officers, directors, employees, agents and attorneys in fact which are acting on behalf of the Administrative Agent or the Collateral Agent) from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to either the Administrative Agent or the Collateral Agent (and their officers, directors, employees, agents and attorneys in fact which are acting on behalf of the Administrative Agent or the Collateral Agent) of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Administrative Agent’s or Collateral Agent’s (and their officers, directors, employees, agents and attorneys in fact which are acting on behalf of the Administrative Agent or the Collateral Agent) own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse any Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of such Agent.

Section 9.08. Agent in Its Individual Capacity. Bank of America and Banc of America Securities LLC and their Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective

Keystone Revolving Credit Agreement

Affiliates as though Bank of America and Banc of America Securities LLC were not the Agents hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America and Banc of America Securities LLC or their Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Agents shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America and Banc of America Securities LLC shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent, and the terms “Lender” and “Lenders” include Bank of America and Banc of America Securities LLC in their individual capacity.

Section 9.09. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders; provided that any such successor administrative agent shall be either a domestic office of a commercial bank organized under the laws of the United States or any State thereof, or a United States branch of a bank that is organized under the laws of another jurisdiction, in either case which has a combined capital and surplus of at least $500,000,000. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 9 and Sections 11.04 and 11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

Keystone Revolving Credit Agreement

Section 9.10. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.05 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.05 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11. Collateral and Guaranty Matters. (a) The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion (and subject to the provisions of the Intercreditor Agreement),

(i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations and expense reimbursement obligations not yet due and payable), (B) that is sold or to

Keystone Revolving Credit Agreement

be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (C) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders;

(ii) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(j); and

(iii) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11.

(b) The Administrative Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the making of Loans hereunder, make such disbursements and advances (“Special Agent Advances”) which Administrative Agent, in its sole discretion, deems necessary or desirable either (i) to preserve or protect the Collateral or any portion thereof or (ii) to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement or any of the other Loan Documents consisting of costs, fees and expenses and payments to any Issuing Bank (provided that in no event shall (i) Special Agent Advances for such purpose exceed the amount equal to $12.5 million in the aggregate outstanding at any time less the then outstanding Revolving Loans, Swingline Loans and Letters of Credit under Section 9.13 hereof and (ii) Special Agent Advances plus the Revolving Exposure exceed the Lenders’ Commitment at the time of such Event of Default or cause any Lender’s Revolving Exposure to exceed such Lender’s Revolving Loan Commitment at the time of such Event of Default). Special Agent Advances shall be repayable on demand and be secured by the Collateral. Special Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder. Administrative Agent shall notify each Lender and the Borrower in writing of each such Special Agent Advance, which notice shall include a description of the purpose of such Special Agent Advance. Each Lender agrees that it shall make available to Administrative Agent, upon Administrative Agent’s demand, in immediately available funds, the amount equal to such Lender’s Pro Rata Percentage of each such Special Agent Advance. If such funds are not made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Administrative Agent at the Federal Funds Rate for each day

Keystone Revolving Credit Agreement

during such period (as published by the Federal Reserve Bank of New York or at Administrative Agent’s option based on the arithmetic mean determined by Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Administrative Agent) and if such amounts are not paid within three (3) days of Administrative Agent’s demand, at the highest interest rate provided for in Section 2.06(a).

Section 9.12. Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “lead arranger,” “book manager” or “syndication agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.13. Additional Loans. The Administrative Agent shall not make (and shall prohibit the Issuing Bank and Swingline Lender, as applicable, from making) any Revolving Loans or provide any Letters of Credit to the Borrower on behalf of Lenders intentionally and with actual knowledge that such Revolving Loans, Swingline Loans, or Letters of Credit would cause the aggregate amount of the Revolving Exposure to exceed the Borrowing Base, without the prior consent of all Lenders, except, that, Administrative Agent may make (or cause to be made) such additional Revolving Loans or Swingline Loans or provide such additional Letters of Credit on behalf of Lenders, intentionally and with actual knowledge that such Loans or Letters of Credit will cause the total outstanding Revolving Exposure to exceed the Borrowing Base, as Administrative Agent may deem necessary or advisable in its discretion, provided, that: (a) the total principal amount of the additional Revolving Loans, Swingline Loans, or additional Letters of Credit to the Borrower which Administrative Agent may make or provide (or cause to be made or provided) after obtaining such actual knowledge that the Revolving Exposure equals or exceeds the Borrowing Base shall not exceed the amount equal to $12.5 million outstanding at any time less the then Outstanding Amount of any Special Agent Advances and shall not cause the Revolving Exposure to exceed the Revolving Commitments of all of the Lenders or the Revolving Exposure of a Lender to exceed such Lender’s Revolving Commitment, (b) if so requested by the Required Lenders by written notice to the Administrative Agent and the Borrower, the Administrative Agent shall cease to provide any such additional Revolving Loans, Swingline Loans or Letters of Credit, and, within 3 Business Days after any such written notice, any such amounts outstanding in respect of such excess shall become due (or, in the case of

Keystone Revolving Credit Agreement

any such Letters of Credit, Swingline Loans and, to the extent required thereafter, Revolving Loans selected by the Borrower shall be prepaid in the amount of such excess, or, if no Loans are then outstanding, LC Exposure shall be cash collateralized in the amount of such excess in accordance with Section 2.13(j)) and (c) without the consent of all Lenders, the Administrative Agent shall not permit any such additional Revolving Loans, Swingline Loans or Letters of Credit to remain outstanding for more than sixty (60) days from the date of such additional Revolving Loans, Swingline Loans or Letters of Credit. Each Lender shall be obligated to pay to the Administrative Agent the amount of its Pro Rata Percentage of any such additional Revolving Loans, Swingline Loans, or Letters of Credit; provided that the Administrative Agent is acting in accordance with the terms of this Section 9.13.

ARTICLE 10

LC COLLATERAL ACCOUNT; APPLICATION OF COLLATERAL PROCEEDS

Section 10.01. LC Collateral Account.

(a) The Collateral Agent is hereby authorized to establish and maintain at its office at 101 N. Tryon Street 15th Floor, NC1-001-15-04, Charlotte, NC 28255, in the name of the Collateral Agent and pursuant to a dominion and control Agreement, a restricted deposit account designated “The Borrower LC Collateral Account”. Each Loan Party shall deposit into the LC Collateral Account from time to time the cash collateral required to be deposited under Section 2.13(j) hereof.

(b) The balance from time to time in such LC Collateral Account shall constitute part of the Collateral and shall not constitute payment of the Obligations until applied as hereinafter provided. Notwithstanding any other provision hereof to the contrary, all amounts held in the LC Collateral Account shall constitute collateral security first for the liabilities in respect of Letters of Credit outstanding from time to time and second for the other Obligations hereunder until such time as all Letters of Credit shall have been terminated and all of the liabilities in respect of Letters of Credit have been paid in full. All funds in “The Borrower LC Collateral Account” may be invested in accordance with the provisions of Section 2.13(j).

Section 10.02. Application of Funds. After the occurrence and during the continuance of an Event of Default, any amounts received on account of the Obligations (including without limitation, proceeds received by the Collateral Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral (including, without limitation, pursuant to the exercise by the Collateral Agent of its remedies during the continuance of an Event of

Keystone Revolving Credit Agreement

Default) or otherwise received on account of the Obligations) shall be applied in the following order:

(a) First, to the payment of all reasonable costs and out-of-pocket expenses, fees, commissions and taxes of such sale, collection or other realization including, without limitation, compensation to the Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith;

(b) Second, to the payment of all other reasonable costs and out-of-pocket expenses of such sale, collection or other realization including, without limitation, costs and expenses and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith;

(c) Third, to interest then due and payable on the Borrower’s Swingline Loan;

(d) Fourth, to the principal balance of the Swingline Loan outstanding until the same has been prepaid in full;

(e) Fifth, to interest then due and payable on the Borrower’s Revolving Loans and other amounts due pursuant to Sections 3.01, 3.04 and 3.05;

(f) Sixth, to the principal balance of Revolving Borrowings then outstanding;

(g) Seventh, to cash collateralize all LC Exposures plus any accrued and unpaid interest thereon;

(h) Eighth, to all Obligations on account of Bank Product Agreements (including Swap Contracts) and Cash Management Agreements, pro rata;

(i) Ninth, to all other Obligations pro rata; and

(j) Tenth, the balance, if any, as required by the Intercreditor Agreement or, in the absence of any such requirement, to the Person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns).

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (i) of this Section 10.02, the Loan Parties shall remain liable for any deficiency. Notwithstanding the foregoing provisions, this Section 10.02 is subject to the provisions of Article 4 of the Intercreditor Agreement, dated January 12, 2007, among Bank of America, N.A., as ABL Agent, and Bank of America, N.A., as Term Agent.

Keystone Revolving Credit Agreement

ARTICLE 11

MISCELLANEOUS

Section 11.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) except as permitted by Section 2.15, increase the Commitment of any Lender without the written consent of such Lender;

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled termination of any Commitment hereunder or under any other Loan Document, or permit any Interest Period with a duration longer than six months, in each case without the written consent of each Lender directly affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (ii) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(d) change Section 2.10 or Section 10.02 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(e) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (except that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of “Required Lenders” on substantially the same basis as the extensions of Loans are included on the

Keystone Revolving Credit Agreement

Closing Date, and any technical amendments required to effect such inclusion may be made), without the written consent of each Lender;

(f) change Section 11.07 in a manner that would impose any additional restriction on the ability of any Lender to assign any of its rights or obligations under this Agreement;

(g) except as contemplated by Section 9.11, release all or substantially all of the Guarantors from their Guarantees without the written consent of each Lender;

(h) except as contemplated by Section 9.11, release all or substantially all of the Collateral without the written consent of each Lender;

(i) without the consent of all Lenders, materially change the definition of “Borrowing Base” or the terms used therein; or

(j) without the consent of all Lenders, increase the Borrowing Base advance rates;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

Section 11.02. Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

Keystone Revolving Credit Agreement

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Administrative Agent pursuant to Article 2 shall not be effective until actually received by such Person. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c) Limited Use of Electronic Mail. Electronic mail and Internet and intranet websites may be used only (i) to distribute routine communications, such as financial statements and other information as provided in Section 6.02 and (ii) to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

(d) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including a telephonic Borrowing Request) purportedly given by or on behalf of the Borrower by any Responsible Officer even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower by any Responsible Officer. All telephonic notices to and other communications with the Administrative

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Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 11.03. No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 11.04. Attorney Costs, Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all reasonable costs and out-of-pocket expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable costs and out-of-pocket expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. All amounts due under this Section 11.04 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.

Section 11.05. Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or

Keystone Revolving Credit Agreement

administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or the use or proposed use of the proceeds therefrom, (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 11.05 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 11.06. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

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Section 11.07. Successors and Assigns.

(a) Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) or (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any Commitment and any Loan at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the

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Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together (other than in the case of any assignment made within 5 Business Days of the Closing Date) with a processing and recordation fee of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

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(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 11.04 and 11.05 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in

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connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a), (b) or (c) of the first proviso to Section 11.01 that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.10 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 11.15 as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

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(h) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 11.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

Section 11.08. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than any Loan Party, the Sponsor or any of their respective Affiliates. For purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party, provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

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Section 11.09. Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 11.10. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 11.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.12. Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the

Keystone Revolving Credit Agreement

Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 11.13. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other Obligation is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Aggregate Commitments have not expired or terminated. The provisions of Sections 3.01, 3.04, 3.05, 11.04 and 11.05 and Article 9 (subject to the express terms contained therein) shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Obligations, the expiration or termination of the Letters of Credit and the Aggregate Commitments or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Secured Parties may require such indemnities as they shall reasonably deem necessary or appropriate to protect the Secured Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, and (y) any obligations that may thereafter arise with respect to Swap Contracts and the Other Liabilities.

Section 11.14. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.15. Tax Forms. (a) (i) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment

Keystone Revolving Credit Agreement

of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from withholding tax on all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent that such Foreign Lender is entitled to an exemption from U.S. withholding tax, including any exemption for which such Foreign Lender is eligible pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement, (B) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

(ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender reasonably should transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender and that such sums payable to that Lender are not subject to United States withholding tax.

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(iii) The Borrower shall not be required to pay any additional amount to any Foreign Lender under Section 3.01 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 11.15(a) or (B) if such Lender shall have failed to satisfy the foregoing provisions of this Section 11.15(a); provided that if such Lender shall have satisfied the requirement of this Section 11.15(a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 11.15(a) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable Law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is entitled to an exemption from withholding tax.

(iv) The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Borrower is not required to pay additional amounts under this Section 11.15(a).

(b) Upon the request of the Administrative Agent or the Borrower, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Administrative Agent or the Borrower may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction (and the Borrower shall not be required to make any payments under Section 3.01 with respect to such withholding).

(c) If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of the Aggregate Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

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Section 11.16. Removal and Replacement of Lenders. (a) In the event that:

(i) (x) any Lender (each, an “Increased-Cost Lender”) shall give notice to the Borrower that such Lender is entitled to receive payments under Section 3.01 or 3.04, (y) the circumstances which entitle such Lender to receive such payments shall remain in effect, and (z) such Lender shall fail to withdraw such notice within five Business Days after the Borrower’s request for such withdrawal; or

(ii) any Lender shall become a Defaulting Lender and shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after the Borrower’s request that it cure such default; or

(iii) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions of this Agreement as contemplated by clauses (a) through (h) of the first proviso to Section 11.01, the consent of the Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each, a “Non-Consenting Lender”) whose consent is required shall not have been obtained, and (b) the failure to obtain Non-Consenting Lenders’ consents does not result solely from the exercise of Non-Consenting Lenders’ rights (and the withholding of any required consents by Non-Consenting Lenders) pursuant to the second proviso to Section 11.01;

then, and in each such case, the Borrower shall have the right, at its option, to remove or replace the applicable Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”) to the extent permitted by subsection (b).

(b) The Borrower may, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so

(i) elect to (A) terminate the Commitment, if any, of such Terminated Lender upon receipt by such Terminated Lender of such notice and (b) prepay on the date of such termination any outstanding Loans made by such Terminated Lender, together with accrued and unpaid interest thereon and any other amounts payable to such Terminated Lender hereunder; provided that, in the event such Terminated Lender has any Loans outstanding at the time of such termination, the written consent of Administrative Agent and the Required Lenders (which consents shall not be unreasonably withheld or delayed) shall be required in order for the Borrower to make the election set forth in this clause (i); or

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(ii) elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Commitment, if any, in full to one or more Eligible Assignees (each, a “Replacement Lender”) in accordance with the provisions of Section 11.07; provided that (A) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender as if it were a prepayment and (B) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender;

provided that the Borrower may not make either of the elections set forth in clauses (i) or (ii) above with respect to any Non-Consenting Lender unless the Borrower also makes one of such elections with respect to each other Terminated Lender which is a Non-Consenting Lender.

(c) Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Commitment, if any, pursuant to clause (i) of subsection (b), such Terminated Lender shall no longer constitute a “Lender” for purposes of this Agreement; provided that any rights of such Terminated Lender to indemnification under this Agreement shall survive as to such Terminated Lender.

Section 11.17. Delivery of Lender Addenda. Each Lender listed in Schedule 2.01 shall become a party to this Agreement by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender.

Section 11.18. GOVERNING LAW.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT ALL OF THE PARTIES HERETO SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH

Keystone Revolving Credit Agreement

LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

Section 11.19. WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 11.20. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, and the Borrower and each other Loan Party is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and the Arranger each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower, any other Loan Party or any of their respective

Keystone Revolving Credit Agreement

Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor the Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or the Arranger has advised or is currently advising the Borrower, any other Loan Party or any of their respective Affiliates on other matters) and neither the Administrative Agent nor the Arranger has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Borrower and the other Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty.

Section 11.21. USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

Section 11.22. ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES.

Keystone Revolving Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

KEYSTONE AUTOMOTIVE OPERATIONS, INC.

By:	/s/ Bryant P. Bynum
Name:	Bryant P. Bynum
Title:	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

Keystone Revolving Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Nicole Gambossi
Name:	Nicole Gambossi
Title:	Vice President

Keystone Revolving Credit Agreement

BANK OF AMERICA, N.A., as a Lender, Swingline Lender and Issuing Bank

By:	/s/ Nicole Gambossi
Name:	Nicole Gambossi
Title:	Vice President

Keystone Revolving Credit Agreement

KEYSTONE AUTOMOTIVE HOLDINGS, INC.

By:	/s/ Bryant P. Bynum
Name:	Bryant P. Bynum
Title:	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

Keystone Revolving Credit Agreement

ANNEX I

Applicable Margin/Fee

Level	Excess Availability	Eurodollar Rate Applicable Margin	Base Rate Applicable Margin	Applicable Fee
I	Greater than or equal to $75,000,000	1.25%	0.25%	0.375%
II	Greater than or equal to $25,000,000 but less than $75,000,000	1.50%	0.50%	0.375%
III	Less than $25,000,000	1.75%	0.75%	0.375%

On the first day of each fiscal quarter (each, an “Adjustment Date”), commencing with the fiscal quarter beginning on April 1, 2007, the Applicable Margin and Applicable Fee shall be determined from such pricing grid based upon average daily Excess Availability for the most recently ended fiscal quarter immediately preceding such Adjustment Date. Each change in such Applicable Margin or Applicable Fee resulting from a change in the Excess Availability shall be effective on and after the date of delivery to the Administrative Agent of the Compliance Certificate required by Section 6.02(b). For the period from the Closing Date to the date of delivery to the Administrative Agent of the Compliance Certificate required by Section 6.02(b) for the fiscal period ended on or about March 31, 2007, the Applicable Margin and Applicable Fee shall be determined based on Excess Availability reflected in the Borrowing Base Certificate delivered pursuant to Section 4.01(a)(ix) (even if the Excess Availability for another Level is met during such period) and (ii) at any time during which the Borrower has failed to deliver the Compliance Certificate required by Section 6.02(b), the Applicable Margin and the Applicable Fee shall be deemed to be at Level III (it being understood that the Applicable Margin shall automatically revert to the applicable Level (set forth on the table above) upon the delivery of and in accordance with the results disclosed in such Compliance Certificate).

Keystone Revolving Credit Agreement

SCHEDULE I

LC Obligation Number	Beneficiary	LC Amount	Expiration Date
T0000000305967	Prime Investments, Inc.	$42,750.00	1/12/2007
T0000000306120	Hartford Fire Insurance	$2,220,000.00	1/12/2007
T0000000307499	Hartford Fire Insurance	$975,000.00	1/12/2007

SCHEDULE 2.01

COMMITMENTS

AND PRO RATA SHARES

Lender	Revolving Commitment	Pro Rata Share of Aggregate Revolving Commitments
Bank of America, N.A.	$125,000,000	100.00%
Total	$125,000,000	100.00%

Keystone Revolving Credit Agreement

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE,

CERTAIN ADDRESSES FOR NOTICES

BORROWER:

Keystone Automotive Operations, Inc.

44 Tunkhannock Avenue

Exeter, PA 18643-1221

Attention: President and Chief Executive Officer

Telephone: 570-603-2300

Facsimile: 570-655-8203

Website Address: www.key-stone.com

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Borrowings):

Bank of America, N.A.

200 Glastonbury Blvd.

CT2-545-01-05

Glastonbury, CT 06033

Attention: Linda J. Angelillo

Telephone: 860-368-6045

Fax: 860-657-7689

Email: linda.angelillo@bankofamerica.com

ABA #026009593

Hartford, CT

Account No. 9369337579

Attn: Bank of America NE Collections

Ref: Keystone Automotive Operations, Inc.

with a copy to:

Bank of America, N.A.

200 Glastonbury Blvd.

CT2-545-01-05

Glastonbury, CT 06033

Attention: Valerie L. Antine

Telephone: 860-657-7604

Fax: 860-657-7689

Electronic Mail: valerie.antine@bankofamerica.com

Other Notices as Administrative Agent:

Bank of America, N.A.

1 Federal Street

MA5-503-07-19

Boston, MA 02110

Attention: Gregory A. Kress, Senior Vice President

Telephone: 617-654-1181

Fax: 617-654-1167

Email: gregory.kress@bankofamerica.com

with a copy to:

Bank of America, N.A.

200 Glastonbury Blvd.

CT2-545-01-05

Glastonbury, CT 06033

Attention: Valerie L. Antine

Telephone: 860-657-7604

Fax: 860-657-7689

Electronic Mail: valerie.antine@bankofamerica.com

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